Exhibit 10.1

FORM OF
SEPARATION AGREEMENT
by and between
DANAHER CORPORATION
and
ENVISTA HOLDINGS CORPORATION
Dated as of [•], 2019

i

List of Exhibits

Exhibit A	Employee Matters Agreement
Exhibit B	Tax Matters Agreement
Exhibit C	Transition Services Agreement
Exhibit D	Intellectual Property Matters Agreement
Exhibit E	DBS License Agreement
Exhibit F	Registration Rights Agreement
Exhibit G	Amended and Restated Certificate of Corporation of Envista Holdings Corporation
Exhibit H	Amended and Restated Bylaws of Envista Holdings Corporation

SEPARATION AGREEMENT
This SEPARATION AGREEMENT (this “Agreement”), dated as of [•], 2019, is entered into by and between Danaher Corporation, a Delaware corporation (“Danaher”), and Envista Holdings Corporation, a Delaware corporation and a wholly owned subsidiary of Danaher (“Envista”). “Party” or “Parties” means Danaher or Envista, individually or collectively, as the case may be. Capitalized terms used and not defined herein shall have the meaning set forth in Section 1.1.
W I T N E S S E T H:
WHEREAS, Danaher, acting through its direct and indirect Subsidiaries, currently conducts the Danaher Retained Business and the Envista Business;
WHEREAS, the Board of Directors of Danaher (the “Danaher Board”) has determined that it is appropriate, desirable and in the best interests of Danaher and its stockholders to separate Danaher into two separate, publicly traded companies, one for each of (i) the Danaher Retained Business, which shall be owned and conducted, directly or indirectly, by Danaher and its Subsidiaries (other than Envista and its Subsidiaries) and (ii) the Envista Business, which shall be owned and conducted, directly or indirectly, by Envista and its Subsidiaries;
WHEREAS, in order to effect such separation, the Danaher Board has determined that it is appropriate, desirable and in the best interests of Danaher and its stockholders for Danaher to undertake the Internal Reorganization and, in connection therewith, effect the Contribution to Envista;
WHEREAS, the Danaher Board has further determined that it is appropriate and desirable, on the terms and conditions contemplated hereby, for Envista to make an offer and sale to the public of shares of Common Stock, pursuant to a registration statement on Form S-1, as more fully described in this Agreement and the Ancillary Agreements (the “IPO”);
WHEREAS, after the IPO, Danaher may (i) transfer shares of Common Stock to holders of shares of Danaher Common Stock by means of one or more distributions by Danaher to holders of Danaher Common Stock of shares of Common Stock, one or more offers to holders of Danaher Common Stock to exchange their Danaher Common Stock for shares of Common Stock, or any combination thereof (the “Distribution”), (ii) effect a disposition of its Common Stock pursuant to one or more public offering(s) or private transaction(s), (iii) transfer, exchange or otherwise dispose of shares of Common Stock in one or more transactions (together with the transactions set forth in clause (ii), the “Other Disposition”) and/or (iv) continue to hold its interest in shares of Common Stock;
WHEREAS, (i) the Danaher Board has (x) determined that the transactions contemplated by this Agreement and the Ancillary Agreements have a valid business purpose, are in furtherance of and consistent with its business strategy and are in the best interests of Danaher and its stockholders and (y) approved this Agreement and each of the Ancillary Agreements and (ii) the Board of Directors of Envista (the “Envista Board”) has approved this Agreement and each of the Ancillary Agreements (to the extent Envista is a party thereto);
WHEREAS, the Parties desire to set forth the principal corporate transactions required to effect the Contribution, the Internal Reorganization, the IPO, and the Distribution or Other Disposition, if effected (collectively, the “Transactions”), and certain other agreements relating to the relationship of Danaher and Envista and their respective Subsidiaries following the IPO;
WHEREAS, it is the intention of the Parties that the Contribution and the Distribution, if effected, taken together, will qualify as a transaction that is tax-free for U.S. federal income tax purposes under Section 355 and Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”); and
WHEREAS, this Agreement is intended to be a “plan of reorganization” within the meaning of Treas. Reg. Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION
Section 1.1    General. As used in this Agreement, the following terms shall have the following meanings:
(1)“AAA” shall have the meaning set forth in Section 8.2.
(2)“Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.
(3)“Affiliate” shall mean, when used with respect to a specified Person and at a point in, or with respect to a period of, time, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person at such point in or during such period of time. For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that, from and after the Effective Time, solely for purposes of this Agreement, (i) no member of the Envista Group shall be deemed an Affiliate of any member of the Danaher Group and (ii) no member of the Danaher Group shall be deemed an Affiliate of any member of the Envista Group.
(4)“Agreement” shall have the meaning set forth in in the Preamble.
(5)“Ancillary Agreements” shall mean the Transition Services Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the Intellectual Property Matters Agreement, the DBS License Agreement, the Registration Rights Agreement, the lease agreements for the sites set forth in Schedule 1.1(5), any Continuing Arrangements, any and all Conveyancing and Assumption Instruments, and any other agreements to be entered into by and between any member of the Danaher Group, on one hand, and any member of the Envista Group, on the other hand, at, prior to or after the Effective Time in connection with the IPO and the Distribution or Other Disposition, if effected.
(6)“Annual Financial Statements” shall have the meaning set forth in Section 7.1(e).
(7)“Applicable Period” shall have the meaning set forth in Section 7.2.
(8)“Arbitral Tribunal” shall have the meaning set forth in Section 8.2(a).
(9)“Assets” shall mean all rights (including Intellectual Property), title and ownership interests in and to all properties, claims, Contracts, businesses, or assets (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected on the books and records or financial statements of any Person. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes (including any Tax items, attributes or rights to receive any Tax Refunds (as defined in the Tax Matters Agreement)) shall not be treated as Assets.
(10)“Asset Transferors” shall mean the entities transferring Assets to Envista or Danaher, as the case may be, or one of their respective Subsidiaries in order to consummate the transactions contemplated hereby.
(11)“Assume” shall have the meaning set forth in Section 2.2(c); and the terms “Assumed” and “Assumption” shall have their correlative meanings.

(12)“Beneficially Own” shall have the meaning set forth in Section 13(d) of the Exchange Act and the rules and regulations thereunder.
(13)“Business” shall mean the Danaher Retained Business or the Envista Business, as applicable.
(14)“Business Day” shall mean any day other than Saturday or Sunday and any other day on which commercial banking institutions located in New York, New York are required, or authorized by Law, to remain closed.
(15)“Business Entity” shall mean any corporation, partnership, limited liability company, joint venture or other entity which may legally hold title to Assets.
(16)“Bylaws” shall have the meaning set forth in Section 3.3.
(17)“Cash Equivalents” shall mean (i) cash and (ii) checks, certificates of deposit having a maturity of less than one year, money orders, marketable securities, money market funds, commercial paper, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Entity, minus the amount of any outbound checks, plus the amount of any deposits in transit. For the purposes of Section 2.13, “Cash Equivalents” shall not include any (x) cash in jurisdictions set forth on Schedule 1.1(18) and (y) cash in transit at the Effective Time.
(18)“Charter” shall have the meaning set forth in Section 3.3.
(19)“Common Stock” shall mean the Common Stock, par value $0.01 per share, of Envista.
(20)“Code” shall have the meaning set forth in the Recitals.
(21)“Commission” shall mean the United States Securities and Exchange Commission.
(22)“Company Policies” shall mean all insurance policies, insurance contracts and claim administration contracts of any kind of any member of the Danaher Group, which are in effect at the Effective Time, except all insurance policies, insurance contracts and claim administration contracts established in contemplation of the IPO to cover any member of the Envista Group after the Effective Time.
(23)“Confidential Information” shall mean all non-public, confidential or proprietary Information to the extent concerning a Party, its Group and/or its Subsidiaries or with respect to Envista, the Envista Business, any Envista Assets or any Envista Liabilities or with respect to Danaher, the Danaher Retained Business, any Danaher Retained Assets or any Danaher Liabilities, including any such Information that was acquired by any Party after the Effective Time pursuant to Article VI or otherwise in accordance with this Agreement, or that was provided to a Party by a third party in confidence, including (a) any and all technical information relating to the design, operation, testing, test results, development, and manufacture of any Party’s product (including product specifications and documentation; engineering, design, and manufacturing drawings, diagrams, and illustrations; formulations and material specifications; laboratory studies and benchmark tests; quality assurance policies procedures and specifications; evaluation and/validation studies; assembly code, software, firmware, programming data, databases, and all information referred to in the same); product costs, margins and pricing; as well as product marketing studies and strategies; all other methodologies, procedures, techniques and Know-How related to research, engineering, development and manufacturing; (b) information, documents and materials relating to the Party’s financial condition, management and other business conditions, prospects, plans, procedures, infrastructure, security, information technology procedures and systems, and other business or operational affairs; (c) pending unpublished patent applications and trade secrets; and (d) any other data or documentation resident, existing or otherwise provided in a database or in a storage medium, permanent or temporary, intended for confidential, proprietary and/or privileged use by a Party; except for any Information that is (i) in the public domain or known to the public through no fault of the receiving

Party or its Subsidiaries, (ii) lawfully acquired after the Effective Time by such Party or its Subsidiaries from other sources not known to be subject to confidentiality obligations with respect to such Information or (iii) independently developed by the receiving Party after the Effective Time without reference to any Confidential Information. As used herein, by example and without limitation, Confidential Information shall mean any information of a Party intended or marked as confidential, proprietary and/or privileged.
(24)“Consents” shall mean any consents, waivers, notices, reports or other filings to be obtained from or made, including with respect to any Contract, or any registrations, licenses, permits, authorizations to be obtained from, or approvals from, or notification requirements to, any third parties, including any third party to a Contract and any Governmental Entity.
(25)“Consideration” shall have the meaning set forth in Section 2.13(b)(i).
(26)“Continuing Arrangements” shall mean:
(i)those arrangements set forth on Schedule 1.1(28)(i);
(ii)this Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement or any Ancillary Agreement to be entered into or continued by any of the Parties or any of the members of their respective Groups);
(iii)any Contracts or intercompany accounts solely between or among members of the Envista Group;
(iv)any Contracts between: (i) a Subsidiary of Danaher that is in the business of selling or buying products or services to or from third parties; and (ii) a member of the Envista Group, and which Contract is related primarily to the provision or purchase of such products or services and was or is entered into in the ordinary course of business and on arms’-length terms; and
(v)such other commercial arrangements among the Parties that are intended to survive and continue following the Effective Time; provided that none of the intercompany Contracts set forth on Schedule 1.1(28)(v) shall be deemed to be Continuing Arrangements, it being understood that Schedule 1.1(28)(v) is not intended to be an exclusive list of arrangements that are to be terminated at the Effective Time; provided, however, that for the avoidance of doubt, Continuing Arrangements shall not be Third Party Agreements.
(27)“Contract” shall mean any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).
(28)“Contribution” shall mean the Transfer, directly or indirectly, of Assets from Danaher or its Subsidiaries to Envista or its Subsidiaries and the Assumption of Liabilities, directly or indirectly, by Envista or its Subsidiaries pursuant to the Internal Reorganization or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement.
(29)“Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts, including the related local asset transfer agreements and local stock transfer agreements, and other documents entered into prior to the Effective Time and to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement, in such form or forms as the applicable Parties thereto agree.
(30)“Credit Support Instruments” shall mean any letters of credit, performance bonds, surety bonds (including, with respect to the surety bonds, letters of credit and performance bonds set forth on Schedule 1.1(32), the allocable portion of the surety bonds, letters of credit and performance bonds as set forth on Schedule 1.1(32)), bankers acceptances, or other similar arrangements.

(31)“Danaher” shall have the meaning set forth in in the Preamble.
(32)“Danaher Annual Statements” shall have the meaning set forth in Section 7.1(e).
(33)“Danaher Asset Transferee” shall mean any Danaher Retained Business to which Danaher Retained Assets shall be or have been transferred, directly or indirectly, prior to the Effective Time, or which is contemplated by the Internal Reorganization or this Agreement or the Ancillary Agreements to occur after the Effective Time, by an Asset Transferor in order to consummate the transactions contemplated hereby.
(34)“Danaher Auditors” shall have the meaning set forth in Section 7.2(b).
(35)“Danaher Board” shall have the meaning set forth in the Recitals.
(36)“Danaher Common Stock” shall mean the common stock of Danaher, par value $0.01 per share.
(37)“Danaher CSIs” shall have the meaning set forth in Section 2.10(d).
(38)“Danaher Designee” shall have the meaning set forth in Section 7.3(a).
(39)“Danaher Former Business” shall mean any Former Business (other than the Envista Business or the Envista Former Businesses) that, at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was primarily managed by or associated with the Danaher Retained Business as then conducted.
(40)“Danaher Group” shall mean (i) Danaher, the Danaher Retained Business and each Person that is a direct or indirect Subsidiary of Danaher as of immediately following the Effective Time and (ii) each Business Entity that becomes a Subsidiary of Danaher after the Effective Time.
(41)“Danaher Group Landlord Property” shall mean any real properties owned by the Danaher Group as to which the Envista Group will enter into a lease or other agreement with a member of the Danaher Group to conduct business operations after the Effective Time. A non-exclusive list of the Danaher Group Landlord Property is set forth on Schedule 1.1(43).
(42)“Danaher Indemnitees” shall mean each member of the Danaher Group and each of their respective Affiliates from and after the Effective Time and each member of the Danaher Group’s and such Affiliates’ respective current, former and future directors, officers, employees and agents (solely in their respective capacities as current, former and future directors, officers, employees or agents of any member of the Danaher Group or their respective Affiliates) and each of the heirs, executors, successors and assigns of any of the foregoing, except, for the avoidance of doubt, the Envista Indemnitees.
(43)“Danaher Personal Data” shall mean Personal Data of the Danaher Group that is used in or by, or otherwise related to, any Danaher Retained Business.
(44)“Danaher Public Filings” shall have the meaning set forth in Section 7.1(l).
(45)“Danaher Released Liabilities” shall have the meaning set forth in Section 5.1(a)(i).
(46)“Danaher Retained Assets” shall mean:
(i)the Assets listed or described on Schedule 1.1(48) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by Danaher or any other member of the Danaher Group, including for the avoidance of doubt all Danaher Retained IP;
(ii)any and all Assets that are owned, leased or licensed, at or prior to the Effective Time, by Danaher and/or any of its Subsidiaries, that are not Envista Assets; and

(iii)any and all Assets that are acquired or otherwise becomes an Asset of the Danaher Group after the Effective Time.
(47)“Danaher Retained Business” shall mean (i) those businesses operated by the Danaher Group prior to the Effective Time other than the Envista Business, (ii) those Business Entities or businesses acquired or established by or for any member of the Danaher Group after the Effective Time, and (iii) any Danaher Former Business; provided that Danaher Retained Business shall not include any Envista Former Business or Envista Former Real Property.
(48)“Danaher Retained IP” shall mean (i) all Intellectual Property of the Danaher Group or the Envista Group other than Envista Intellectual Property, (ii) any Intellectual Property licensed to Envista pursuant to the Ancillary Agreements, including DBS, and (iii) the Danaher Retained Names.
(49)“Danaher Retained Liabilities” shall mean:
(i)any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by Danaher or any other member of the Danaher Group, and all agreements, obligations and other Liabilities of Danaher or any member of the Danaher Group under this Agreement or any of the Ancillary Agreements;
(ii)any and all Liabilities of a member of the Danaher Group to the extent relating to, arising out of or resulting from any Danaher Retained Assets (other than Liabilities arising under any Shared Contracts to the extent such Liabilities relate to the Envista Business);
(iii)the Liabilities listed on Schedule 1.1(51); and
(iv)any and all Liabilities of Danaher and each of its Subsidiaries that are not Envista Liabilities.
Notwithstanding the foregoing, the Danaher Retained Liabilities shall not include any Liabilities for Taxes that are governed by the Tax Matters Agreement.
(50)“Danaher Retained Names” shall mean the names and marks set forth in Schedule 1.1(52), and any Trademarks containing or comprising any of such names or marks, and any Trademarks derivative thereof or confusingly similar thereto, or any telephone numbers or other alphanumeric addresses or mnemonics containing any of the foregoing names or marks.
(51)“Danaher Transferee” shall have the meaning set forth in Section 7.9.
(52)“Data Controller” shall have the meaning of the term “controller” set forth in the GDPR.
(53)“Data Protection Laws” shall mean any and all Laws concerning the privacy, protection and security of personal information Laws throughout the world, including the GDPR and any national law supplementing the GDPR (such as, in the United Kingdom, the Data Protection Act 2018), and any regulations, or regulatory requirements, guidance and codes of practice applicable to the Processing of Personal Data (as amended and/or replaced from time to time).
(54)“DBS” shall mean the Danaher Business System in existence as of the Effective Time, which is a set of proprietary tools, processes, methodologies, practices, related training materials, and related Know-How that are designed to continuously improve business management and performance in the areas of quality, delivery, cost, growth and innovation.
(55)“DBS License Agreement” shall mean the DBS License Agreement by and between Danaher and Envista, in the form attached hereto as Exhibit E.
(56)“Decision on Interim Relief” shall have the meaning set forth in Section 8.2(d).

(57)“Disposition Date” shall mean the date upon which the Danaher Group ceases to Beneficially Own, in the aggregate, a majority of the total voting power of the then outstanding shares of Envista Voting Stock with respect to the election of directors of the Envista Board.
(58)“Dispute Notice” shall have the meaning set forth in Section 8.1.
(59)“Disputes” shall have the meaning set forth in Section 8.1.
(60)“Distribution” shall have the meaning set forth in the Recitals.
(61)“Effective Date” shall mean the date of the closing of the IPO.
(62)“Effective Time” shall mean 12:01 a.m., New York time, on the Effective Date.
(63)“Employee Matters Agreement” shall mean the Employee Matters Agreement by and between Danaher and Envista, in the form attached hereto as Exhibit A.
(64)“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or safety or the environment, including Laws relating to the exposure to, or Release, threatened Release or the presence of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.
(65)“Environmental Liabilities” shall mean Liabilities relating to Environmental Law or the Release or threatened Release of or exposure to Hazardous Substances, including, without limitation, the following: (i) actual or alleged violations of or non-compliance with any Environmental Law, including a failure to obtain, maintain or comply with any Environmental Permits; (ii) obligations arising under or pursuant to any applicable Environmental Law or Environmental Permit; (iii) the presence of Hazardous Substances or the introduction of Hazardous Substances to the environment at, in, on, under or migrating from any of the building, facility, structure or real property, including Liabilities relating to, resulting from or arising out of the investigation, remediation, or monitoring of such Hazardous Substances; (iv) natural resource damages, property damages, personal or bodily injury or wrongful death relating to the presence of or exposure to Hazardous Substances (including asbestos-containing materials), at, in, on, under or migrating to or from any building, facility, structure or real property; (v) the transport, disposal, recycling, reclamation, treatment or storage, Release or threatened Release of Hazardous Substances at Off-Site Locations; and (vi) any agreement, decree, judgment, or order relating to the foregoing. The term “Environmental Liabilities” does not include Liabilities arising in connection with claims for injuries to persons or property from products sold by or services provided by the Envista Group, the Danaher Group or their predecessors, including claims related to exposure to asbestos with respect to such products or services.
(66)“Environmental Permit” shall mean any permit, license, approval or other authorization under any applicable Law or of any Governmental Entity relating to Environmental Laws or Hazardous Substances.
(67)“Envista” shall have the meaning set forth in the Preamble.
(68)“Envista Asset Transferee” shall mean any Business Entity that is or will be a member of the Envista Group or a Subsidiary of Envista to which Envista Assets shall be or have been transferred at or prior to the Effective Time, or which is contemplated by the Internal Reorganization or this Agreement or the Ancillary Agreements to occur after the Effective Time, by an Asset Transferor in order to consummate the transactions contemplated hereby.
(69)“Envista Assets” shall mean, without duplication:

(i)all interests in the capital stock of, or any other equity interests in, the members of the Envista Group (other than Envista) held, directly or indirectly, by Danaher immediately prior to the Effective Time;
(ii)the equity interests in the entities set forth on Schedule 1.1(72)(ii) held, directly or indirectly, by Danaher immediately prior to the Effective Time;
(iii)the Assets set forth on Schedule 1.1(72)(ii) (which for the avoidance of doubt is not a comprehensive listing of all Envista Assets and is not intended to limit other clauses of this definition of “Envista Assets”);
(iv)any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to or retained by any member of the Envista Group;
(v)any and all Assets (other than Cash Equivalents, which shall be governed solely by Section 2.13, and Assets listed on Schedule 1.1(72)(v)) reflected on the Envista Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for Envista or any member of the Envista Group subsequent to the date of the Envista Balance Sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on the Envista Balance Sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of the Envista Balance Sheet;
(vi)all rights, title and interest in and to the owned real property set forth on Schedule 1.1(72)(vi) and other real property primarily related to the Envista Business, including all land and land improvements, structures, buildings and building improvements, other improvements and appurtenances located thereon (the “Envista Owned Real Property”);
(vii)all rights, title and interest in, and to and under the leases or subleases of the real property set forth on Schedule 1.1(72)(vii) and other leases primarily related to Envista Business, including, to the extent provided for in the Envista leases, any land and land improvements, structures, buildings and building improvements, other improvements and appurtenances (the “Envista Leased Real Property”);
(viii)all Contracts primarily related to the Envista Business and any rights or claims arising thereunder, including any Contracts set forth on Schedule 1.1(72)(viii) (the “Envista Contracts”);
(ix)Intellectual Property exclusively related to the Envista Business, including the Intellectual Property applications and registrations set forth on Schedule 1.1(72)(ix) (the “Envista Intellectual Property”), subject to the Intellectual Property Matters Agreement;
(x)all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity and are held by a member of the Envista Group, or to the extent transferable, relate primarily to or , are used primarily in the Envista Business (other than to the extent that any member of the Danaher Group benefits from such licenses, permits, registrations, approvals and authorizations in connection with the Danaher Retained Business);
(xi)all Information exclusively related to, or exclusively used in, the Envista Business;
(xii)excluding any Intellectual Property (which is addressed in Section 1.1(72)(ix) above), the IT Assets that are primarily used or primarily held for use in the Envista Business, including the IT Assets listed on Schedule 1.1(72)(xii) (“Envista IT Assets”);
(xiii)all office equipment and furnishings located at the physical site of which the ownership or a leasehold or sub leasehold interest is being transferred to or retained by a member of the Envista Group, and which as of the Effective Time is not subject to a lease or sublease back to a member of the Danaher Group (excluding any office equipment and furnishings owned by persons other than Danaher and its Subsidiaries);
(xiv)subject to Article IX, any rights of any member of the Envista Group under any insurance policies held solely by one or more members of the Envista Group and which provide coverage solely to one or more members of the Envista Group (excluding any insurance policies issued by any captive insurance company of the Danaher Group); and
(xv)all other Assets (other than any Assets relating to the Intellectual Property, Envista Owned Real Property, Envista Group Landlord Property, Envista Leased Real Property, or Assets that are of the type that would be listed in clauses (vi), (vii) and (ix) through (xiv)) that are held by the Envista Group or the Danaher Group immediately prior to the Effective Time and that are primarily used and primarily held for use in the Envista Business as conducted immediately prior to the Effective Time (the intention of this clause (xv) is only to rectify an inadvertent omission of transfer or assignment of any Asset that, had the Parties given specific consideration to such Asset as of the date of this Agreement, would have otherwise been classified as an Envista Asset based on the principles of this Section 1.1(72)); provided that no Asset shall be an Envista Asset solely as a result of this clause (xv) unless a written claim with respect thereto is made by Envista on or prior to the date that is eighteen (18) months after the Effective Time.
Notwithstanding anything to the contrary herein, the Envista Assets shall not include (i) any Assets that are expressly contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the Danaher Group (including all Danaher Retained Assets), (ii) any Assets governed by the Tax Matters Agreement or (iii) any Assets that are expressly listed on Schedule 1.1(48).
(70)“Envista Auditors” shall have the meaning set forth in Section 7.2(a).
(71)“Envista Balance Sheet” shall mean Envista’s unaudited pro forma combined condensed balance sheet, including the notes thereto, as of [•], as included in the IPO Registration Statement.
(72)“Envista Board” shall have the meaning set forth in the Recitals.
(73)“Envista Business” shall mean the businesses comprising of Danaher’s Dental segment, including the businesses and operations conducted prior to the Effective Time by any member of the Envista Group and any other businesses or operations conducted primarily through the use of the Envista Assets, as such businesses are described in the IPO Registration Statement, or established by or for Envista or any of its Subsidiaries after the Effective Time and shall include the Envista Former Businesses; provided that, other than any Envista Former Businesses listed on Schedule 1.1(82), the Envista Business shall not include any Danaher Former Business.
(74)“Envista Common Stock” shall mean the Common Stock.
(75)“Envista Debt Obligations” shall mean all Indebtedness of Envista or any other member of the Envista Group.
(76)“Envista Disclosure” shall mean any form, statement, schedule or other material (other than the IPO Disclosure Documents) filed with or furnished to the Commission, including in connection with Envista’s obligations under the Securities Act and the Exchange Act, any other Governmental Entity, or holders of any securities of any member of the Envista Group, in each case, on or after the Effective Date by or on behalf of any member of the Envista Group in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations).
(77)“Envista Environmental Liabilities” shall mean any and all Environmental Liabilities, whether arising before, at or after the Effective Time, to the extent relating to or resulting from or arising out of (i) the past, present or future operation, conduct or actions of the Envista Group, Envista Business or the past, present or future use of the Envista Assets or (ii) the Envista Former Businesses or Envista Former Real Property, including, without limitation, any agreement, decree, judgment, or order relating to the foregoing entered into by Danaher or any Affiliate of Danaher prior to the Effective Time, but in any event excluding the Excluded Environmental Liabilities.
(78)“Envista Financing Arrangements” shall mean the financing arrangements described on Schedule 1.1(81).
(79)“Envista Former Businesses” shall mean (i) any Former Business that, at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was (a) primarily managed by or associated with the Envista Business as then conducted or (b) part of a business the majority of which as of the Effective Date is or was transferred to Envista and (ii) the Former Businesses set forth on Schedule 1.1(82), whether or not such Former Business would meet the standard set forth in sub-clause (i) of this definition.
(80)“Envista Former Real Property” shall mean any real property that at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was primarily owned, leased or operated in connection with the Envista Business or any of the Envista Former Businesses.
(81)“Envista Group” shall mean Envista and each Person that is a direct or indirect Subsidiary of Envista as of the Effective Time (but after giving effect to the Internal Reorganization), and each Person that becomes a Subsidiary of Envista after the Effective Time.
(82)“Envista Group Landlord Property” shall mean the Envista Owned Real Property as to which the Danaher Group will enter into a lease or other agreement to conduct business operations after the Effective Time. A non-exclusive list of the Envista Group Landlord Property is set forth on Schedule 1.1(85).
(83)“Envista Indemnitees” shall mean each member of the Envista Group and each of their respective Affiliates from and after the Effective Time and each member of the Envista Group’s and such respective Affiliates’ respective current, former and future directors, officers, employees and agents (solely in their respective capacities as current, former and future directors, officers, employees or agents of any member of the Envista Group or their respective Affiliates) and each of the heirs, administrators, executors, successors and assigns of any of the foregoing, except, for the avoidance of doubt, the Danaher Indemnitees.
(84)“Envista Liabilities” shall mean:
(i)any and all Liabilities to the extent relating to, arising out of or resulting from (a) the operation or conduct of the Envista Business, as conducted at any time prior to, at or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the Envista Group and any and all Liability relating to, arising out of or resulting from any unclaimed property); (b) the operation or conduct of any business conducted by any member of the Envista Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the Envista Group and any and all Liability relating to, arising out of or resulting from any unclaimed property); or (c) any Envista Asset, whether arising before, at or after the Effective Time (including any Liability relating to, arising out of or resulting from Envista Contracts, Shared Contracts (to the extent such Liability relates to the Envista Business) and any real property and leasehold interests):

(ii)the Liabilities set forth on Schedule 1.1(87)(ii) and any and all other Liabilities that are expressly provided by this Agreement or any of the Ancillary Agreements as Liabilities to be assumed by Envista or any other member of the Envista Group, and all agreements, obligations and Liabilities of Envista or any other member of the Envista Group under this Agreement or any of the Ancillary Agreements;
(iii)any and all Liabilities reflected on the Envista Balance Sheet (other than those in Schedule 1.1(87)(iii)) or the accounting records supporting such balance sheet and any Liabilities incurred by or for Envista or any member of the Envista Group subsequent to the date of the Envista Balance Sheet which, had they been so incurred on or before such date, would have been reflected on the Envista Balance Sheet if prepared on a consistent basis, subject to any discharge of any of such Liabilities subsequent to the date of the Envista Balance Sheet;
(iv)any and all Liabilities to the extent relating to, arising out of, or resulting from, whether prior to, at or after the Effective Time, any infringement, misappropriation or other violation of any Intellectual Property of any other Person related to the conduct of the Envista Business;
(v)any and all Envista Environmental Liabilities;
(vi)any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from (A) the IPO Disclosure Documents or (B) any Envista Disclosure;
(vii)for the avoidance of doubt, and without limiting any other matters that may constitute Envista Liabilities, any Liabilities relating to, arising out of or resulting from any Action primarily related to the Envista Business, including all Actions listed on Schedule 1.1(87)(vii);
(viii)any product liability claims or other claims of third parties, including any and all product liabilities, whether such product liabilities are known or unknown, contingent or accrued, relating to loss of life or injury to persons due to exposure to asbestos prior to, at or after the Effective Time, primarily relating to, arising out of or resulting from any product developed, designed, manufactured, marketed, distributed, leased or sold by the Envista Business;
(ix)all Liabilities relating to, arising out of or resulting from any Indebtedness of any member of the Envista Group or any Indebtedness secured exclusively by any of the Envista Assets; and
(x)any and all other Liabilities that are held by the Envista Group or the Danaher Group immediately prior to the Effective Time that were inadvertently omitted or assigned that, had the parties given specific consideration to such Liability as of the date of this Agreement, would have otherwise been classified as an Envista Liability based on the principles set forth in this Section 1.1(87); provided, that no Liability shall be an Envista Liability solely as a result of this clause (x) unless a claim with respect thereto is made by Danaher on or prior to the date that is eighteen (18) months after the Effective Time.
Notwithstanding the foregoing, the Envista Liabilities shall not include any Liabilities that are (A) expressly contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be Assumed by any member of the Danaher Group, (B) expressly discharged pursuant to Section 2.4(c) of this Agreement or (C) Danaher Retained Liabilities.
(85)“Envista Non-Voting Stock” shall mean any class or series of Envista’s capital stock, and any warrant, option or right in such stock, other than the Envista Voting Stock.
(86)“Envista Personal Data” shall mean Personal Data of the Envista Group that is used in or by, or otherwise related to, any Envista Business.
(87)“Envista Public Documents” shall have the meaning set forth in Section 7.1(h).

(88)“Envista Released Liabilities” shall have the meaning set forth in Section 5.1(a)(ii).
(89)“Envista Securities” shall mean any Envista capital stock and any rights, warrants or options to acquire Envista capital stock (including, without limitation, securities convertible into or exchangeable for Envista capital stock).
(90)“Envista Voting Stock” shall mean all classes and series of the capital stock of Envista entitled to vote generally with respect to the election of directors.
(91)“Excess Director Number” shall have the meaning set forth in Section 7.3(d).
(92)“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
(93)“Excluded Environmental Liabilities” shall mean any and all Environmental Liabilities whether arising before, at or after the Effective Time, to the extent relating to, resulting from, or arising out of the past, present or future operation, conduct or actions of Danaher Retained Business.
(94)“Final Determination” shall have the meaning set forth in the Tax Matters Agreement.
(95)“Financial Delivery Practices” shall have the meaning set forth in Section 7.1(c).
(96)“Financial Statements” shall mean the Annual Financial Statements and Quarterly Financial Statements, collectively.
(97)“Former Business” shall mean any corporation, partnership, entity, division, business unit or business (in each case, including any assets and liabilities comprising the same) that has been sold, conveyed, assigned, transferred, spun-off, split-off or otherwise disposed of or divested (in whole or in part) to a Person or Persons that is not a member of the Envista Group or the Danaher Group or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part), in each case, prior to the Effective Time.
(98)“GAAP” shall mean accounting principles generally accepted in the United States of America, applied on a basis consistent within the Financial Statements.
(99)“GDPR” shall mean the General Data Protection Regulation (EU) 2016/679.
(100)“Government Official” shall mean (i) any elected or appointed governmental official (e.g., a member of a ministry of health), (ii) any employee or person acting for or on behalf of a governmental official, agency or enterprise performing a governmental function, (iii) any candidate for public office, political party officer, employee or person acting for or on behalf of a political party or candidate for public office or (iv) any person otherwise categorized as a Government Official under local Law. As used in this definition, “Government” is meant to include all levels and subdivisions of non-U.S. governments (i.e., local, regional or national and administrative, legislative or executive).
(101)“Governmental Approvals” shall mean any notices or reports to be submitted to, or other registrations or filings to be made with, or any consents, approvals, licenses, permits or authorizations to be obtained from, any Governmental Entity.
(102)“Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational, or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.
(103)“Group” shall mean (i) with respect to Danaher, the Danaher Group and (ii) with respect to Envista, the Envista Group.

(104)“Hazardous Substance” shall mean (a) any substances defined, listed, classified or regulated as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” “wastes,” “radioactive materials,” “petroleum,” “oils” or designations of similar import under any Environmental Law, or (b) any other chemical, material or substance that is regulated or for which liability can be imposed under any Environmental Law.
(105)“Indebtedness” shall mean, with respect to any Person, (i) the principal amount, prepayment and redemption premiums and penalties (if any), unpaid fees and other monetary obligations in respect of any indebtedness for borrowed money, whether short term or long term, and all obligations evidenced by bonds, debentures, notes, other debt securities or similar instruments, (ii) any indebtedness arising under any capital leases (excluding, for the avoidance of doubt, any real estate leases), whether short term or long term, (iii) all liabilities secured by any Security Interest on any assets of such Person, (iv) all liabilities under any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements, (v) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect such Person against fluctuations in interest rates, (vi) all interest bearing indebtedness for the deferred purchase price of property or services, (vii) all liabilities under any Credit Support Instruments, (viii) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (vii), and (ix) without duplication, all guarantees of indebtedness referred to in the foregoing clauses (i) through (viii).
(106)“Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).
(107)“Indemnifying Party” shall have the meaning set forth in Section 5.4(a).
(108)“Indemnitee” shall have the meaning set forth in Section 5.4(a).
(109)“Indemnity Payment” shall have the meaning set forth in Section 5.7(a).
(110)“Information” shall mean information, content and data (including Personal Data) in written, oral, electronic, computerized, digital or other tangible or intangible media, including (i) books and records, whether accounting, legal or otherwise, ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, marketing plans, customer names and information (including prospects), technical information relating to the design, operation, testing, test results, development, and manufacture of any Party’s or its Group’s products or facilities (including product or facility specifications and documentation; engineering, design and manufacturing drawings, diagrams, layouts, maps and illustrations; formulations and material specifications; laboratory studies and benchmark tests; quality assurance policies procedures and specifications; evaluation and/validation studies; process control and/or shop-floor control strategy, logic or algorithms; assembly code, software, firmware, programming data, databases, and all information referred to in the same); product costs, margins and pricing; as well as product marketing studies and strategies; all other methodologies, procedures, techniques and Know-How related to research, engineering, development and manufacturing; communications, correspondence, materials, product literature, artwork, files, documents; and (ii) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information (including supplier records and lists), sales and pricing data, business plans, market evaluations, surveys, credit-related information, and other such information as may be needed for reasonable compliance with reporting, disclosure, filing or other requirements, including under applicable securities laws or regulations of securities exchanges.

(111)“Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier (excluding any captive insurance maintained by Danaher or its Subsidiaries) or (ii) paid by an insurance carrier (excluding any captive insurance maintained by Danaher or its Subsidiaries) on behalf of an insured, in either case net of any applicable deductible or retention.
(112)“Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Company Policies, whether or not subject to deductibles, co-insurance, uncollectability or retrospectively-rated premium adjustments, but only to the extent that such Liabilities are within applicable Company Policy limits, including aggregates.
(113)“Intellectual Property” shall mean all U.S. and foreign: (i) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, corporate names, trade names, Internet domain names, social media accounts and addresses and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, and any and all related national or international counterparts thereto, including any divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions and extensions thereof (collectively, “Patents”); (iii) copyrights and copyrightable subject matter, excluding Know-How (collectively, “Copyrights”); (iv) trade secrets, and all other confidential or proprietary information, know-how, inventions, processes, formulae, models, and methodologies, excluding Patents (collectively, “Know-How”); (v) all applications and registrations for any of the foregoing; and (vi) all rights and remedies against past, present, and future infringement, misappropriation, or other violation of any of the foregoing.
(114)“Intellectual Property Matters Agreement” shall mean the Intellectual Property Matters Agreement by and between Danaher and Envista, in the form attached hereto as Exhibit D.
(115)“Interim Relief” shall have the meaning set forth in Section 8.2(d).
(116)“Internal Reorganization” shall mean the allocation and transfer or assignment of Assets and Liabilities, including by means of the Conveyance and Assumption Instruments, resulting in (i) the Envista Group owning and operating the Envista Business, and (ii) the Danaher Group continuing to own and operate the Danaher Retained Business, as described in the plan of reorganization provided to Envista by Danaher prior to the date hereof, as updated from time to time by Danaher at its sole discretion prior to the Effective Time.
(117)“IPO” shall have the meaning set forth in the Recitals.
(118)“IPO Disclosure Documents” shall mean the IPO Registration Statement and all exhibits thereto, any prospectuses, any current reports on Form 8--K and the registration statement on Form S-8 related to securities to be offered under Envista’s employee benefit plans, in each case as filed or furnished by Envista with or to the Commission in connection with the IPO or filed or furnished by Danaher with or to the Commission solely to the extent such documents relate to Envista or the IPO.
(119)“IPO Registration Statement” shall mean the registration statement on Form S-l (File No. 333-[•]) filed under the Securities Act, pursuant to which the Common Stock to be issued in the IPO will be registered, together with all amendments thereto (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act).
(120)“IT Assets” shall mean all software, computer systems, telecommunications equipment, databases, Internet Protocol addresses, data rights and documentation, reference, resource and training materials relating thereto, and all Contracts (including Contract rights) relating to any of the foregoing (including software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, domain name registration agreements, website hosting agreements, software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements, governmental permits, radio licenses and telecommunications agreements).

(121)“Law” shall mean any applicable U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity.
(122)“Liabilities” shall mean any and all Indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law (including Environmental Law), Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes shall not be treated as Liabilities governed by this Agreement other than for purposes of indemnification related to the IPO Disclosure Documents.
(123)“Liable Party” shall have the meaning set forth in Section 2.9(b).
(124)“Negotiation Period” shall have the meaning set forth in Section 8.1.
(125)“Off-Site Location” shall mean any third party location that is not now nor has ever been owned, leased or operated by the Danaher Group or the Envista Group or any of their respective predecessors. “Off-Site Location” does not include any property that is adjacent to or neighboring any property formerly, currently or in the future owned, leased or operated by the Danaher Group, the Envista Group, or their respective predecessors that has been impacted by Hazardous Substances Released from such properties.
(126)“Other Disposition” shall have the meaning set forth in the Recitals.
(127)“Other Party” shall have the meaning set forth in Section 2.9(a).
(128)“Party” and “Parties” shall have the meanings set forth in the Preamble.
(129)“Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, bank, land trust, trust company, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.
(130)“Personal Data” shall have the meaning set forth in the GDPR.
(131)“Policies” shall mean insurance policies and insurance contracts of any kind (other than life and benefits policies or contracts), including primary, excess and umbrella policies, commercial general liability policies, fiduciary liability, directors and officers liability, automobile, property and casualty, workers’ compensation and employee dishonesty insurance policies and bonds, together with the rights, benefits and privileges thereunder.
(132)“Prime Rate” shall mean the rate last quoted as of the time of determination by The Wall Street Journal as the “Prime Rate” in the United States or, if the Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate as of such time, or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Danaher) or any similar release by the Federal Reserve Board (as determined by Danaher).
(133)“Privilege” shall have the meaning set forth in Section 6.6(a).
(134)“Privileged Information” shall have the meaning set forth in Section 6.6(a).
(135)“Processing” (and its cognates) shall have the meaning set forth in the GDPR.

(136)“Quarterly Financial Statements” shall have the meaning set forth in Section 7.1(d).
(137)“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.
(138)“Registration Rights Agreement” shall mean the Registration Rights Agreement by and between Danaher and Envista, in the form attached hereto as Exhibit F.
(139)“Released Insurance Matters” shall have the meaning set forth in Section 9.1(k).
(140)“Rules” shall have the meaning set forth in Section 8.2.
(141)“Section 16 Reports” shall have the meaning set forth in Section 7.1(h).
(142)“Securities Act” shall mean the Securities Act of 1933, together with the rules and regulations promulgated thereunder.
(143)“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-entry, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.
(144)“Services” shall have the meaning set forth in the Transition Services Agreement.
(145)“Shared Contract” shall have the meaning set forth in Section 2.3(a).
(146)“Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Person in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity. It is expressly agreed that, from and after the Effective Time, solely for purposes of this Agreement, neither Envista nor any other member of the Envista Group shall be deemed a Subsidiary of Danaher or any other member of the Danaher Group.
(147)“Tax” or “Taxes” shall have the meaning set forth in the Tax Matters Agreement.
(148)“Tax Contest” shall have the meaning as set forth in the Tax Matters Agreement.
(149)“Tax Matters Agreement” shall mean the Tax Matters Agreement by and between Danaher and Envista, in the form attached hereto as Exhibit B.
(150)“Tax Returns” shall have the meaning set forth in the Tax Matters Agreement.
(151)“Taxing Authority” shall have the meaning set forth in the Tax Matters Agreement.
(152)“Third Party Agreements” shall mean any agreements, arrangements, commitments or understandings between or among a Party (or any member of its Group) and any other Persons (other than either Party or any member of its respective Groups) (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute Envista Assets or Envista Liabilities, or Danaher Retained Assets or Danaher Retained Liabilities, such Contracts shall be assigned or retained pursuant to Article II).
(153)“Third Party Claim” shall have the meaning set forth in Section 5.4(b).
(154)“Third Party Proceeds” shall have the meaning set forth in Section 5.7(a).

(155)“Transactions” shall have the meaning set forth in the Recitals.
(156)“Transaction-related Expenses” shall have the meaning set forth in Section 10.5(a).
(157)“Transfer” shall have the meaning set forth in Section 2.2(b)(i); and the term “Transferred” shall have its correlative meaning.
(158)“Transition Services Agreement” shall mean the Transition Services Agreements by and between Danaher and Envista, in the form attached hereto as Exhibit C.
(159)“Underwriting Agreement” shall mean the underwriting agreement among Danaher, Envista and the Underwriters as representatives of the several underwriters named therein with respect to the IPO.
(160)“Underwriters” shall mean the managing underwriters for the IPO.
Section 1.2    References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. Reference in this Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein. Unless the context requires otherwise, references in this Agreement to “Danaher” shall also be deemed to refer to the applicable member of the Danaher Group, references to “Envista” shall also be deemed to refer to the applicable member of the Envista Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Danaher or Envista shall be deemed to require Danaher or Envista, as the case may be, to cause the applicable members of the Danaher Group or the Envista Group, respectively, to take, or refrain from taking, any such action. Unless otherwise expressly provided herein, whenever Danaher’s consent is required under this Agreement, such consent may be withheld, delayed or conditioned by Danaher in its sole and absolute discretion, and whenever any action hereunder is at Danaher’s discretion, such action shall be at Danaher’s sole and absolute discretion. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

ARTICLE II
THE SEPARATION
Section 2.1    General. Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to consummate the transactions contemplated hereby, including the completion of the Internal Reorganization, a portion of which may have already been implemented prior to the date hereof.
Section 2.2    Restructuring: Transfer of Assets; Assumption of Liabilities.
(a)Internal Reorganization. Prior to the Effective Time, except for Transfers contemplated by the Internal Reorganization or this Agreement or the Ancillary Agreements to occur after the Effective Time, the Parties shall complete the Internal Reorganization, including by taking the actions referred to in Sections 2.2(b) and 2.2(c) below.
(b)Transfer of Assets. At or prior to the Effective Time (it being understood that some of such Transfers may occur following the Effective Time in accordance with Section 2.2(a) and Section 2.6), pursuant to the Conveyancing and Assumption Instruments and in connection with the Contribution:
(i)Envista and Danaher shall, and shall cause the applicable Asset Transferors to, transfer, contribute, distribute, assign and/or convey or cause to be transferred, contributed, distributed, assigned and/or conveyed (“Transfer”) to (A) the respective Danaher Asset Transferees, all of the applicable Asset Transferors’ right, title and interest in and to the Danaher Retained Assets and the applicable Danaher Asset Transferee shall accept from Danaher or Envista and the applicable members of the Danaher Group or Envista Group all of Danaher’s, Envista’s and the other members of the Danaher Group’s or Envista Group’s respective direct or indirect rights, title and interest in and to the applicable Assets, including all of the outstanding shares of capital stock or other ownership interests, that are included in the Danaher Retained Assets and (B) Envista and/or the respective Envista Asset Transferees, all of its and the applicable Asset Transferors’ right, title and interest in and to the Envista Assets, and the applicable Envista Asset Transferees shall accept from Danaher and the applicable members of the Danaher Group, all of Danaher’s and the other members of the Danaher Group’s respective direct or indirect rights, title and interest in and to the applicable Assets, including all of the outstanding shares of capital stock or other ownership interests, that are included in the Envista Assets.
(ii)Any costs and expenses incurred after the Effective Time to effect any Transfer contemplated by this Section 2.2(b) (including any transfer effected pursuant to Section 2.6) shall be paid by the Parties as set forth on Section 10.5(b). Other than costs and expenses incurred in accordance with the foregoing sentence, nothing in this Section 2.2(b) shall require any member of any Group to incur any material obligation or grant any material concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.2(b).
(c)Assumption of Liabilities. Except as pursuant to this Agreement or as otherwise specifically set forth in any Ancillary Agreement, in connection with the Internal Reorganization and the Contribution or, if applicable, from and after, the Effective Time (i) pursuant to this Agreement or the applicable Conveyancing and Assumption Instruments, Danaher shall, or shall cause a member of the Danaher Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the Danaher Retained Liabilities and (ii) pursuant to this Agreement or the applicable Conveyancing and Assumption Instruments, Envista shall, or shall cause a member of the Envista Group to, Assume all of the Envista Liabilities, in each case, regardless of (A) when or where such Liabilities arose or arise, (B) whether the facts upon which they are based occurred prior to, at or subsequent to the Effective Time, (C) whether accruals for such Liabilities have been transferred to Envista or included on a combined balance sheet of the Envista Business or whether any such accruals are sufficient to cover such Liabilities, (D) where or against whom such Liabilities are asserted or determined, (E) whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Danaher Group or the Envista Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates, (F) which entity is named in any Action associated with any Liability, or (G) any benefits, or lack thereof, that have been or may be obtained by the Danaher Group or the Envista Group in respect of such Liabilities.
(d)Consents. The Parties shall use their commercially reasonable efforts to obtain the Consents required to Transfer any Assets, Contracts, licenses, permits and authorizations issued by any Governmental Entity or parts thereof as contemplated by this Agreement. Notwithstanding anything herein to the contrary, no Contract or other Asset shall be transferred if it would violate applicable Law or, in the case of any Contract, the rights of any third party to such Contract; provided that Section 2.6, to the extent provided therein, shall apply thereto.
(e)It is understood and agreed by the Parties that certain of the Transfers referenced in Section 2.2(b) or Assumptions referenced in Section 2.2(c) have occurred prior to the date hereof and, as a result, no additional Transfers or Assumptions by any member of the Danaher Group or the Envista Group, as applicable, shall be deemed to occur upon the execution of this Agreement with respect thereto. Moreover, to the extent that any member of the Danaher Group or the Envista Group, as applicable, is liable for any Danaher Retained Liability or Assumed Liability, respectively, by operation of law immediately following any Transfer in accordance with this Agreement or any Conveyancing and Assumption Instruments, there shall be no need for any other member of the Danaher Group or the Envista Group, as applicable, to Assume such Liability in connection with the operation of Section 2.2(c) and, accordingly, no other member of such Group shall Assume and such Liability in connection with Section 2.2(c).
Section 2.3    Treatment of Shared Contracts. Without limiting the generality of the obligations set forth in Sections 2.2(a) and (b):
(a)Unless the Parties otherwise agree or the benefits of any Contract described in this Section 2.3 are expressly conveyed to the applicable Party pursuant to an Ancillary Agreement, any Contract that is listed on Schedule 2.3(a) (a “Shared Contract”) shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, at or after the Effective Time, so that each Party or the members of their respective Groups as of the Effective Time shall be entitled to the rights and benefits, and shall Assume the related portion of any Liabilities, inuring to their respective Businesses; provided, however, that (x) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract (including any Policy) which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled, subject to Section 2.2(d)), and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, cannot be amended or has not for any other reason been assigned or amended, or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, (A) at the reasonable request of the Party (or the member of such Party’s Group) to which the benefit of such Shared Contract inures in part, the Party for which such Shared Contract is, as applicable, a Danaher Retained Asset or Envista Asset shall, and shall cause each of its respective Subsidiaries to, for a period ending not later than six (6) months after the Effective Date (unless the term of a Shared Contract (excluding any extensions thereof) ends at a later date, in which case for a period ending on such date), take such other reasonable and permissible actions to cause such member of the Envista Group or the Danaher Group, as the case may be, to receive the benefit of that portion of each Shared Contract that relates to the Envista Business or the Danaher Retained Business, as the case may be (in each case, to the extent so related) as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.3 and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Assumed by a member of the applicable Group pursuant to this Section 2.3; provided that the Party for which such Shared Contract is a Danaher Retained Asset or an Envista Asset, as applicable, shall be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such Shared Contract, as the case may be, and (B) the Party to which the benefit of such Shared Contract inures in part shall use commercially reasonable efforts to enter into a separate contract pursuant to which it procures such rights and obligations as are necessary such that it no longer needs to avail itself of the arrangements provided pursuant to this Section 2.3(a); provided that, the Party for which such Shared Contract is, as applicable, a Danaher Retained Asset or Envista Asset, and such Party’s applicable Subsidiaries shall not be liable for any actions or omissions taken in accordance with clause (y) of this Section 2.3(a).
(b)Unless otherwise determined by Danaher in its sole discretion, each of Danaher and Envista shall, and shall cause the members of its Group to, (A) treat for all Tax purposes the portion of each Shared Contract inuring to its respective Businesses as Assets owned by, and/or Liabilities of, as applicable, such Party as of the Effective Time and (B) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law or good faith resolution of a Tax Contest).
Section 2.4    Intercompany Accounts, Loans and Agreements.
(a)Except as set forth in Section 5.1(b), all intercompany receivables and payables (other than (x) intercompany loans (which shall be governed by Section 2.4(c)), (y) receivables or payables otherwise specifically provided for on Schedule 2.4(a), and (z) payables created or required by this Agreement, any Ancillary Agreement or any Continuing Arrangements) and intercompany balances, including in respect of any cash balances, any cash balances representing deposited checks or drafts or any cash held in any centralized cash management system between any member of the Danaher Group, on the one hand, and any member of the Envista Group, on the other hand, which exist and are reflected in the accounting records of the relevant Parties immediately prior to the Effective Time, shall continue to be outstanding after the Effective Time and thereafter (i) shall be an obligation of the relevant Party (or the relevant member of such Party’s Group), each responsible for fulfilling its (or a member of such Party’s Group’s) obligations in accordance with the terms and conditions applicable to such obligation or if such terms and conditions are not set forth in writing, such obligation shall be satisfied within 30 days of a written request by the beneficiary of such obligation given to the corresponding obligor thereunder, and (ii) shall be for each relevant Party (or the relevant member of such Party’s Group) an obligation to a third party and shall no longer be an intercompany account.
(b)As between the Parties (and the members of their respective Group) all payments and reimbursements received after the Effective Time by one Party (or member of its Group) that relate to a Business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay or shall cause the applicable member of its Group to pay over to the Party entitled thereto the amount of such payment or reimbursement without right of set-off.
(c)Except as set forth on Schedule 2.4(c), each of Danaher or any member of the Danaher Group, on the one hand, and Envista or any member of the Envista Group, on the other hand, will settle with the other Party, as the case may be, all intercompany loans, including any promissory notes, owned or owed by the other Party on or prior to the Effective Date, except as otherwise agreed to in good faith by the Parties in writing on or after the date hereof, it being understood and agreed by the Parties that all guarantees and Credit Support Instruments shall be governed by Section 2.10.
Section 2.5    Limitation of Liability; Intercompany Contracts. No Party nor any Subsidiary thereof shall be liable to the other Party or any Subsidiary of the other Party based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding between or among it and the other Party existing at or prior to the Effective Time (other than as set forth on Schedule 2.5, pursuant to this Agreement, any Ancillary Agreement, any Continuing Arrangements, any Third Party Agreements, as set forth in Section 2.4 or Section 5.1(b) or pursuant to any other Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby) and each Party hereby terminates any and all Contracts, arrangements, courses of dealing or understandings between or among it and the other Party effective as of the Effective Time (other than as set forth on Schedule 2.5, this Agreement, any Ancillary Agreement, any Continuing Arrangements, any Third Party Agreements, as set forth in Section 2.4 or Section 5.1(b) or pursuant to any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby), provided, however, that with respect to any Contract, arrangement, course of dealing or understanding between or among the Parties or any Subsidiaries thereof discovered after the Effective Time, the Parties agree that such Contract, arrangement, course of dealing or understanding shall nonetheless be deemed terminated as of the Effective Time with the only liability of the Parties in respect thereof to be the obligations incurred between the Parties pursuant to such Contract, arrangement, course of dealing or understanding between the Effective Time and the time of discovery or later termination of any such Contract, arrangement, course of dealing or understanding.
Section 2.6    Transfers Not Effected at or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.
(a)To the extent that any Transfers or Assumptions contemplated by this Article II shall not have been consummated at or prior to the Effective Time, the Parties shall, except as set forth in Schedule 2.6, use commercially reasonable efforts to effect such Transfers or Assumptions as promptly following the Effective Time as shall be practicable. Nothing herein shall be deemed to require or constitute the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of Law cannot be Transferred; provided, however, that the Parties and their respective Subsidiaries shall cooperate and use commercially reasonable efforts to seek to obtain, in accordance with applicable Law, any necessary Consents or Governmental Approvals for the Transfer of all Assets and Assumption of all Liabilities contemplated to be Transferred and Assumed pursuant to this Article II to the fullest extent permitted by applicable Law. In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated, from and after the Effective Time, except as set forth in Schedule 2.6, (i) the Party (or relevant member in its Group) retaining such Asset shall thereafter hold (or shall cause such member in its Group to hold) such Asset in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and (ii) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. To the extent the foregoing applies to any Contracts (other than Shared Contracts, which shall be governed solely by Section 2.3) to be assigned for which any necessary Consents or Governmental Approvals are not received prior to the Effective Time, the treatment of such Contracts shall, for the avoidance of doubt, be subject to Section 2.8 and Section 2.9, to the extent applicable. In addition, the Party retaining such Asset or Liability (or relevant member of its Group) shall (or shall cause such member in its Group to) treat, insofar as reasonably possible and to the extent permitted by applicable Law, such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party Assuming such Liability in order to place such Party, insofar as reasonably possible and to the extent permitted by applicable Law, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the relevant member or members of the Danaher Group or the Envista Group entitled to the receipt of such Asset or required to Assume such Liability. In furtherance of the foregoing, the Parties agree that, as of the Effective Time, except as set forth in Schedule 2.6 and subject to Section 2.2(c) and Section 2.9(b), each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of this Agreement.

(b)If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.6(a), are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected without further consideration in accordance with and subject to the terms of this Agreement (including Section 2.2) and/or the applicable Ancillary Agreement, and shall, to the extent possible without the imposition of any undue cost on any Party, be deemed to have become effective as of the Effective Time.
(c)The Party (or relevant member of its Group) retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability pursuant to Section 2.6(a) or otherwise, except as set forth in Schedule 2.6, shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be promptly reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability and (ii) be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such retained Asset or Liability, as the case may be.
(d)After the Effective Time, each Party (or any member of its Group) may receive mail, packages, electronic mail and any other written communications properly belonging to another Party (or any member of its Group). Accordingly, at all times after the Effective Time, each Party is hereby authorized to receive and, if reasonably necessary to identify the proper recipient in accordance with this Section 2.6(d), open all mail, packages, electronic mail and any other written communications received by such Party that belongs to such other Party, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages, electronic mail or any other written communications (or, in case the same also relates to the business of the receiving Party or another Party, copies thereof) to such other Party as provided for in Section 10.6; it being understood that if a Party receives a telephone call that relates to the business of the other Party, then the receiving Party shall inform the person making such telephone call to contact the other Party. The provisions of this Section 2.6(d) are not intended to, and shall not, be deemed to constitute an authorization by any Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.
(e)With respect to Assets and Liabilities described in Section 2.6(a), each of Danaher and Envista shall, and shall cause the members of its respective Group to, (i) treat for all Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Party entitled to such Assets not later than the Effective Time and (B) the deferred Liabilities as liabilities having been Assumed and owned by the Person intended to be subject to such Liabilities not later than the Effective Time and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Law or good faith resolution of a Tax Contest).
Section 2.7    Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the Transfers of Assets and the Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or after the date hereof by the appropriate entities to the extent not executed prior to the date hereof, any Conveyancing and Assumption Instruments necessary to evidence the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its accepted Assets and the valid and effective Assumption by the applicable Party of its Assumed Liabilities for Transfers and Assumptions to be effected pursuant to Delaware Law or the Laws of one of the other states of the United States or, if not appropriate for a given Transfer or Assumption, and for Transfers or Assumptions to be effected pursuant to non-U.S. Laws, in such form as the Parties shall reasonably agree, including the Transfer of real property by mutually acceptable conveyance deeds as may be appropriate and in form and substance as may be required by the jurisdiction in which the real property is located. The Transfer of capital stock shall be effected by means of executed stock powers and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to Transfer title to stock and, only to the extent required by applicable Law, by notation on public registries.
Section 2.8    Further Assurances; Ancillary Agreements.
(a)In addition to and without limiting the actions specifically provided for elsewhere in this Agreement and subject to the limitations expressly set forth in this Agreement, including Section 2.6, each of the Parties shall cooperate with each other and use (and shall cause its respective Subsidiaries and Affiliates to use) commercially reasonable efforts, at and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.
(b)Without limiting the foregoing, at and after the Effective Time, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party (except as provided in Sections 2.2(b)(ii) and 2.6(c)) from and after the Effective Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer or title, and to make all filings with, and to obtain all Consents and/or Governmental Approvals, any permit, license, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, at the reasonable request, cost and expense of any other Party (except as provided in Sections 2.2(b)(ii) and 2.6(c)), take such other actions as may be reasonably necessary to vest in such other Party such title and such rights as possessed by the transferring Party to the Assets allocated to such other Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest.
(c)Without limiting the foregoing, in the event that any Party (or member of such Party’s Group) receives any Assets (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) or is liable for any Liability that is otherwise allocated to any Person that is a member of the other Group pursuant to this Agreement or the Ancillary Agreements, such Party agrees to promptly Transfer, or cause to be Transferred such Asset or Liability to the other Party so entitled thereto (or member of such other Party’s Group as designated by such other Party) at such other Party’s expense. Prior to any such Transfer, such Asset or Liability, as the case may be, shall be held in accordance with the provisions of Section 2.6.
(d)At or prior to the Effective Time, each of Danaher and Envista shall enter into, and/or (where applicable) shall cause a member or members of their respective Group to enter into, the Ancillary Agreements and any other Contracts reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.
(e)On or prior to the Effective Date, Danaher and Envista in their respective capacities as direct or indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by any Subsidiary of Danaher or Subsidiary of Envista, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.
Section 2.9    Novation of Liabilities; Indemnification.
(a)Each Party, at the request of any member of the other Party’s Group (such other Party, the “Other Party”), shall use commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, Governmental Approval, substitution or amendment required to novate or assign to the fullest extent permitted by applicable Law all obligations under Contracts (other than Shared Contracts, which shall be governed by Section 2.3) and Liabilities (other than with regard to guarantees or Credit Support Instruments, which shall be governed by Section 2.10), but solely to the extent that the Parties are jointly or each severally liable with regard to any such Contracts or Liabilities and such Contracts or Liabilities have been, in whole, but not in part, allocated to the first Party, or, if permitted by applicable Law, to obtain in writing the unconditional release of the applicable Other Party so that, in any such case, the members of the applicable Group shall be solely responsible for such Contracts or Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any third party from whom any such Consent, Governmental Approval, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party). In addition, with respect to any Action where any Party hereto is a defendant, when and if requested by such Party, the Other Party at its own cost will use commercially reasonable efforts to remove the requesting Party as a defendant to the extent that such Action relates solely to Assets or Liabilities that the Other Party (or any member of such requesting Party’s Group) has been allocated pursuant to this Article II, and the Other Party will cooperate and assist in any required communication with any plaintiff or other related third party.
(b)If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, Governmental Approval, release, substitution or amendment referenced in Section 2.9(a), the Other Party or a member of such Other Party’s Group shall continue to be bound by such Contract, license or other obligation that does not constitute a Liability of such Other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who Assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of such Other Party’s Group thereunder from and after the Effective Time. For the avoidance of doubt, in furtherance of the foregoing, the Liable Party or a member of such Liable Party’s Group, as agent or subcontractor of the Other Party or a member of such Other Party’s Group, to the extent reasonably necessary to pay, perform and discharge fully any Liabilities, or retain the benefits (including pursuant to Section 2.6) associated with such Contract or license, is hereby granted the right to, among other things, (i) prepare, execute and submit invoices under such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group), (ii) send correspondence relating to matters under such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group), (iii) file Actions in the name of the Other Party (or the applicable member of such Other Party’s Group) in connection with such Contract or license and (iv) otherwise exercise all rights in respect of such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group); provided that (y) such actions shall be taken in the name of the Other Party (or the applicable member of such Other Party’s Group) only to the extent reasonably necessary or advisable in connection with the foregoing and (z) to the extent that there shall be a conflict between the provisions of this Section 2.9(b) and the provisions of any more specific arrangement between a member of such Liable Party’s Group and a member of such Other Party’s Group, such more specific arrangement shall control. The Liable Party shall indemnify each Other Party and hold each of them harmless against any Liabilities (other than Liabilities of such Other Party) arising in connection therewith; provided, that the Liable Party shall have no obligation to indemnify the Other Party with respect to any matter to the extent that such Liabilities arise from such Other Party’s willful breach, knowing violation of Law, fraud, misrepresentation or gross negligence in connection therewith, in which case such Other Party shall be responsible for such Liabilities; it being understood that any exercise of rights under this Agreement by such Other Party shall not be deemed to be willful breach, knowing violation of Law, fraud, misrepresentation or gross negligence. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or, at the direction of the Liable Party, to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such Consent, Governmental Approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall, to the fullest extent permitted by applicable Law, promptly Transfer or cause the Transfer of all rights, obligations and other Liabilities thereunder of such Other Party or any member of such Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall Assume such rights and Liabilities to the fullest extent permitted by applicable Law. Each of the applicable Parties shall, and shall cause their respective Subsidiaries to, take all actions and do all things reasonably necessary on its part, or such Subsidiaries’ part, under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Section 2.9.
Section 2.10    Guarantees; Credit Support Instruments.
(a)Except as otherwise specified in any Ancillary Agreement, at or prior to the Effective Time or as soon as practicable thereafter, (i) Danaher shall (with the reasonable cooperation of the applicable member of the Envista Group) use its commercially reasonable efforts to have each member of the Envista Group removed as guarantor of or obligor for any Danaher Retained Liability to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.10(a)(i), to the extent that they relate to Danaher Retained Liabilities and (ii) Envista shall (with the reasonable cooperation of the applicable member of the Danaher Group) use commercially reasonable efforts to have each member of the Danaher Group removed as guarantor of or obligor for any Envista Liability, to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.10(a)(ii), to the extent that they relate to Envista Liabilities.
(b)At or prior to the Effective Time, to the extent required to obtain a release from a guaranty:
(i)of any member of the Danaher Group, Envista shall execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Envista would be reasonably unable to comply or (B) which would be reasonably expected to be breached; and
(ii)of any member of the Envista Group, Danaher shall execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Danaher would be reasonably unable to comply or (B) which would be reasonably expected to be breached.
(c)If Danaher or Envista is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.10, (i) Danaher, to the extent a member of the Danaher Group has assumed the underlying Liability with respect to such guaranty or Envista, to the extent a member of the Envista Group has assumed the underlying Liability with respect to such guaranty, as the case may be, shall indemnify and hold harmless the guarantor or obligor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article V) and shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, (ii) Envista shall reimburse the applicable member of the Danaher Group for all out-of-pocket expenses incurred by it arising out of or related to any such guaranty; and (iii) each of Danaher and Envista, on behalf of themselves and the members of their respective Groups, agree not to renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, guaranty, lease, contract or other obligation for which another Party or member of such Party’s Group is or may be liable without the prior written consent of such other Party, unless all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party.

(d)Danaher and Envista shall cooperate and Envista shall use commercially reasonable efforts to replace all Credit Support Instruments issued by Danaher or other members of the Danaher Group on behalf of or in favor of any member of the Envista Group or the Envista Business (the “Danaher CSIs”) as promptly as practicable with Credit Support Instruments from Envista or a member of the Envista Group as of the Effective Time. With respect to any Danaher CSIs that remain outstanding after the Effective Time, (i) Envista shall, and shall cause the members of the Envista Group to, jointly and severally indemnify and hold harmless the Danaher Indemnitees for any Liabilities arising from or relating to such Credit Support Instruments, including, without limitation, any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such Danaher CSIs in accordance with the terms thereof, (ii) Envista shall reimburse the applicable member of the Danaher Group for all out of pocket expenses incurred by it arising out of or related to any such Credit Support Instrument, and (iii) without the prior written consent of Danaher, Envista shall not, and shall not permit any member of the Envista Group to, enter into, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, Contract or other obligation in connection with which Danaher or any member of the Danaher Group has issued any Credit Support Instruments which remain outstanding. Neither Danaher nor any member of the Danaher Group will have any obligation to renew any Credit Support Instruments issued on behalf of or in favor of any member of the Envista Group or the Envista Business after the expiration of any such Credit Support Instrument.
Section 2.11    Disclaimer of Representations and Warranties.
(a)EACH OF DANAHER (ON BEHALF OF ITSELF AND EACH MEMBER OF THE DANAHER GROUP) AND ENVISTA (ON BEHALF OF ITSELF AND EACH MEMBER OF THE ENVISTA GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY CONTINUING ARRANGEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY, AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, AS TO NONINFRINGEMENT, VALIDITY OR ENFORCEABILITY OR ANY OTHER MATTER CONCERNING, ANY ASSETS OR BUSINESS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.
(b)Each of Danaher (on behalf of itself and each member of the Danaher Group) and Envista (on behalf of itself and each member of the Envista Group) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 2.11(a) is held unenforceable or is unavailable for any reason under the Laws of any jurisdiction outside the United

States or if, under the Laws of a jurisdiction outside the United States, both Danaher or any member of the Danaher Group, on the one hand, and Envista or any member of the Envista Group, on the other hand, are jointly or severally liable for any Danaher Liability or any Envista Liability, respectively, then, the Parties intend that, notwithstanding any provision to the contrary under the Laws of such foreign jurisdictions, the provisions of this Agreement and the Ancillary Agreements (including the disclaimer of all representations and warranties, allocation of Liabilities among the Parties and their respective Subsidiaries, releases, indemnification and contribution of Liabilities) shall prevail for any and all purposes among the Parties and their respective Subsidiaries.
(c)Danaher hereby waives compliance by itself and each and every member of the Danaher Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Danaher Assets to Danaher or any member of the Danaher Group.
(d)Envista hereby waives compliance by itself and each and every member of the Envista Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Envista Assets to Envista or any member of the Envista Group.
Section 2.12    Envista Financing Arrangements. Prior to the Effective Time, Envista shall enter into the Envista Financing Arrangements, on such terms and conditions as determined by Danaher in its sole discretion (including the amount that shall be borrowed pursuant to the Envista Financing Arrangements and the terms and interest rates for such borrowings) and the Envista Financing Arrangements shall have been consummated in accordance therewith. Danaher and Envista shall participate in the preparation of all materials and presentations as may be reasonably necessary to secure funding pursuant to the Envista Financing Arrangements, including rating agency presentations necessary to obtain the requisite ratings needed to secure the financing under any of the Envista Financing Arrangements. The Parties agree that Envista, and not Danaher, shall be ultimately responsible for all costs and expenses incurred by, and for reimbursement of such costs and expenses to, any member of the Danaher Group or the Envista Group associated with the Envista Financing Arrangements.
Section 2.13    Cash Management; Consideration.
(a)From the date of this Agreement until the Effective Time, Danaher and its Subsidiaries shall be entitled to use, retain or otherwise dispose of all cash and cash equivalents generated by the Envista Business and the Envista Assets in Danaher’s sole discretion. Except as provided in this Section 2.13, all cash and cash equivalents held by any member of the Envista Group as of the Effective Time shall be an Envista Asset and all cash and cash equivalents held by any member of the Danaher Group as of the Effective Time shall be a Danaher Retained Asset. To the extent that following the Effective Time any Cash Equivalents are required to be transferred from any member of the Danaher Group to any member of the Envista Group or from any member of the Envista Group to any member of the Danaher Group to make effective the Internal Reorganization or the Contribution pursuant to this Agreement and the Ancillary Agreements (including if required by Law or regulation to effect the foregoing), but excluding for the avoidance of doubt, the transfer of cash and cash equivalents contemplated by Section 2.13(b), the Party receiving such Cash Equivalents shall promptly transfer an amount in cash equal to such transferred Cash Equivalents back to the transferring Party so as not to override the allocations of Assets, Liabilities and expenses related to the Internal Reorganization and the Contribution contemplated by this Agreement and the Ancillary Agreements.
(b)In exchange for the Transfer of Assets to Envista in the Contribution, Envista agrees, on the Effective Date, to (A) issue to Danaher a number of newly issued, fully paid and nonassessable shares of Common Stock such that immediately following such issuance Danaher owns the number of shares of Common Stock set forth in the Form S-1 as being owned by Danaher immediately prior to the IPO and (B) pay to Danaher (x) all of the net proceeds of the IPO (including the net proceeds from the exercise of the Underwriters’ overallotment option if it is exercised by the Underwriters, which payment shall be made by Envista to Danaher promptly following Envista’s receipt of such proceeds), after deducting only the underwriters’ discount, and (y) all of the net proceeds of the Envista Financing Arrangements received by Envista at or prior to the consummation of the IPO (together with any interest accrued thereon following the receipt of such proceeds by Envista) (such payment, collectively, the “Consideration”). Each applicable payment made by Envista to Danaher pursuant to this Section 2.13(b) shall be made by wire transfer of immediately available funds to an account designated by Danaher to Envista in writing.
(c)Any payment made in accordance with this Section 2.13 shall be treated in accordance with the terms of Section 10.21.

ARTICLE III
THE IPO AND ACTIONS PENDING THE IPO; OTHER TRANSACTIONS
Section 3.1    The IPO. Subject to the terms of the Underwriting Agreement, Danaher may, in its sole and absolute discretion, determine the terms of the IPO, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the IPO and the timing and conditions to the consummation of the IPO. In addition, subject to the terms of the Underwriting Agreement, Danaher may, at any time and from time to time until the consummation of the IPO, modify or change the terms of the IPO, including by accelerating or delaying the timing of the consummation of all or part of, or terminating, the IPO.
Section 3.2    Envista Cooperation. Envista shall cooperate with Danaher to accomplish the IPO and shall, at Danaher’s direction, promptly take any and all actions necessary or desirable to effect the IPO on terms determined by Danaher in its sole discretion. In furtherance thereof, to the extent not undertaken and completed prior to the execution of this Agreement:
(a)Envista shall file the IPO Registration Statement, and any amendments or supplements thereto, as may be necessary in order to cause the same to become and remain effective as required by the Underwriting Agreement, the Commission and applicable Law, including federal, state or foreign securities Laws. Envista shall also cooperate in preparing, filing with the Commission and causing to become effective a registration statement registering the Common Stock under the Exchange Act, and any registration statements or amendments thereto that are required in connection with the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the IPO or the other transactions contemplated by this Agreement and the Ancillary Agreements.
(b)Envista shall enter into the Underwriting Agreement, in form and substance satisfactory to Danaher and shall comply with its obligations thereunder.
(c)Envista shall take all such action as may be necessary or appropriate under state securities and blue sky laws of the United States (and any comparable Laws under any foreign jurisdictions) in connection with the IPO.
(d)Envista shall participate in the preparation of materials and presentations as any of Danaher and the Underwriters shall deem necessary or desirable in connection with the IPO.
(e)Envista shall cooperate in all respects with Danaher and the Underwriters in connection with the pricing of the Common Stock to be issued in the IPO and the timing of the IPO and shall, at any such Person’s request, promptly take any and all actions necessary or desirable to consummate the IPO as contemplated by the IPO Registration Statement and the Underwriting Agreement.
(f)Envista shall prepare, file and make effective an application for listing of the Common Stock issued in the IPO on the New York Stock Exchange, and shall comply with the listing standards and requirements related thereto.
Section 3.3    Organizational Documents. Prior to the Effective Time, Danaher and Envista shall each take all actions that may be required to provide for the adoption by Envista of the Amended and Restated Certificate of Incorporation of Envista substantially in the form attached as Exhibit G (the “Charter”) and the Amended and Restated Bylaws of Envista substantially in the form attached as Exhibit H (the “Bylaws”), to be effective as of the Effective Date.
Section 3.4    Directors. At or prior to the Effective Time, Danaher shall take all necessary action to cause the Envista Board to include, as of the Effective Date, the individuals identified in the IPO Registration Statement as directors of Envista upon completion of the IPO.

Section 3.5    Officers. At or prior to the Effective Time, Danaher shall take all necessary action to cause the individuals identified as officers of Envista in the IPO Registration Statement to be officers of Envista on or prior to the Effective Date.
Section 3.6    Resignations and Removals.
(a)Except as provided in Section 3.6(b), on or prior to the Effective Date or as soon thereafter as practicable, (i) Danaher shall cause all its employees and any employees of its Subsidiaries (excluding any employees of any member of the Envista Group) to resign or be removed, effective as of the Effective Time, from all positions as officers or directors of any member of the Envista Group in which they serve, and (ii) Envista shall cause all its employees and any employees of its Subsidiaries to resign, effective as of the Effective Time, from all positions as officers or directors of any members of the Danaher Group in which they serve.
(b)No Person shall be required by any Party to resign from any position or office with another Party if such Person is disclosed in the IPO Registration Statement as a Person who is to hold such position or office following the IPO.
Section 3.7    The Distribution or Other Disposition.
(a)Danaher shall, in its sole and absolute discretion, determine (i) whether to proceed with all or part of the Distribution or Other Disposition and (ii) all terms of the Distribution or Other Disposition, as applicable, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution or Other Disposition and the timing of and conditions to the consummation of the Distribution or Other Disposition. In addition, in the event that Danaher determines to proceed with the Distribution or Other Disposition, Danaher may at any time and from time to time until the completion of the Distribution or Other Disposition abandon, modify or change any or all of the terms of the Distribution or Other Disposition, including, without limitation, by accelerating or delaying the timing of the consummation of all or part of the Distribution or Other Disposition.
(b)Envista shall cooperate with Danaher in all respects to accomplish the Distribution or Other Disposition and shall, at Danaher’s direction, promptly take any and all actions necessary or desirable to effect the Distribution or Other Disposition, including, without limitation, the registration under the Securities Act of the offering of the Common Stock on an appropriate registration form or forms to be designated by Danaher and the filing of any necessary documents pursuant to the Exchange Act. Danaher shall select any investment bank(s), manager(s), underwriter(s) or dealer-manager(s) in connection with the Distribution or Other Disposition, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting, tax and other advisors and service providers in connection with the Distribution or Other Disposition, as applicable. Envista and Danaher, as the case may be, will provide to the exchange agent all share certificates (to the extent certificated) or book-entry authorizations (to the extent not certificated) and any information required in order to complete the Distribution or Other Disposition.

ARTICLE IV
CERTAIN COVENANTS
Section 4.1    Cooperation. From and after the Effective Time, and subject to the terms of and limitations contained in this Agreement and the Ancillary Agreements, each Party shall, and shall cause each of its respective Affiliates and employees to, (i) provide reasonable cooperation and assistance to the other Party (and any member of its respective Group) in connection with the completion of the transactions contemplated herein and in each Ancillary Agreement, (ii) reasonably assist the other Party in the orderly and efficient transition in becoming a separate company to the extent set forth in the Transition Services Agreement or as otherwise set forth herein (including, but not limited to, complying with Articles V, VI and IX) and (iii) reasonably assist the other Party to the extent such Party is providing or has provided services, as applicable, pursuant to the Transition Services Agreement in connection with requests for information from, audits or other examinations of, such other Party by a Governmental Entity; in each case, except as otherwise set forth in this Agreement or may otherwise be agreed to by the Parties in writing, at no additional cost to the Party requesting such assistance other than for the actual out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by any such Party, if applicable.
Section 4.2    Retained Names.
(a)No later than twenty (20) days following the Effective Date, Envista shall, and shall cause the members of the Envista Group, to change their names and cause their certificates of incorporation and bylaws (or equivalent organizational documents), as applicable, to be amended to remove any reference to the Danaher Retained Names. Following the Effective Date, unless otherwise directed by Danaher, Envista shall, and shall cause the members of the Envista Group, to (i) immediately cease to hold themselves out as having any affiliation with Danaher or any members of the Danaher Group (provided that this obligation shall not apply to inventory of printed materials of the Envista Group existing as of the Effective Date), and (ii) as soon as practicable, but in no event later than sixty (60) days following the Effective Date, cease to make any use of any Danaher Retained Names. In furtherance thereof, as soon as practicable but in no event later than six (6) months following the Effective Date, Envista shall, and shall cause the members of the Envista Group, to remove, strike over, or otherwise obliterate all Danaher Retained Names from all assets and other materials owned by or in the possession of any member of the Envista Group, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems; provided, however, that Envista shall promptly after the Effective Date post a disclaimer in a form and manner reasonably acceptable to Danaher on the “www.Envistaco.com” website informing its customers that Envista, and not Danaher, is responsible for the operation of the Envista Business, including such website and any applicable services. Any use by the members of the Envista Group of any of the Danaher Retained Names as permitted in this Section 4.2(a) is subject to their use of the Danaher Retained Names in a form and manner, and with standards of quality, of that in effect for the Danaher Retained Names as of the Effective Date. Envista and the members of the Envista Group shall not use the Danaher Retained Names in a manner that may reflect negatively on such name and marks or on Danaher or any member of the Danaher Group. Upon expiration or termination of the rights granted to the Envista Group pursuant to this Section, Envista hereby assigns, and shall cause the other members of the Envista Group to assign, to Danaher their rights (if any) to any Trademarks forming a part of or associated with the Danaher Retained Names. Danaher shall have the right to terminate the foregoing license, effective immediately, if any member of the Envista Group fails to comply with the foregoing terms and conditions or otherwise fails to comply with any reasonable direction of Danaher in relation to use of the Danaher Retained Names. Envista shall indemnify, defend and hold harmless Danaher and the members of the Danaher Group from and against any and all Indemnifiable Losses arising from or relating to the use by any member of the Envista Group of the Danaher Retained Names pursuant to this Section 4.2(a).

(b)Each of the Parties acknowledges and agrees that the remedy at Law for any breach of the requirements of this Section 4.2 would be inadequate and agrees and consents that without intending to limit any additional remedies that may be available, Danaher and the members of the Danaher Group shall be entitled to a temporary or permanent injunction, without proof of actual damage or inadequacy of legal remedy, and without posting any bond or other undertaking, in any Action which may be brought to enforce any of the provisions of this Section 4.2.
Section 4.3    No Restriction on Competition. It is the explicit intent of each of the Parties that the provisions of this Agreement shall not include any non-competition or other similar restrictive arrangements with respect to the range of business activities which may be conducted by the Parties. Accordingly, each of the Parties acknowledges and agrees that nothing set forth in this Agreement shall be construed to create any explicit or implied restriction or other limitation on (i) the ability of any party hereto to engage in any business or other activity which competes with the business of any other Party hereto or (ii) the ability of any party to engage in any specific line of business or engage in any business activity in any specific geographic area.
Section 4.4    No Hire and No Solicitation of Employees. From and after the Effective Date until the Disposition Date, none of Danaher, Envista or any member of their respective Groups will, without the prior written consent of the other applicable Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, agree to an employment, contractual or other relationship or otherwise hire, retain or employ any employee of any other Party’s respective Group. For and during the twelve (12) month period following the Disposition Date, none of Danaher, Envista or any member of their respective Groups will, without the prior written consent of the other applicable Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, solicit, aid, induce or encourage any employee of any other Party’s respective Group to leave his or her employment. Notwithstanding the foregoing, nothing in this Section 4.4 shall restrict or preclude Danaher, Envista or any member of their respective Groups from soliciting or hiring (i) during the twelve (12) month nonsolicitation period referenced above, any employee who responds to a general solicitation or advertisement or contact by a recruiter, whether in-house or external, that is not specifically targeted or focused on the employees employed by any other Party’s respective Group (and nothing shall prohibit such generalized searches for employees through various means, including, but not limited to, the use of advertisements in the media (including trade media) or the engagement of search firms to engage in such searches); provided that the applicable Party has not encouraged or advised such firm to approach any such employee; (ii) any employee whose employment has been terminated by the other Party’s respective Group; or (iii) any employee whose employment has been terminated by such employee after sixty (60) days from the date of termination of such employee’s employment.
Section 4.5    Corporate Opportunities.
(a)From and after the Effective Time and for so long as the Danaher Group Beneficially Owns shares of Envista Common Stock representing, in the aggregate, at least 10% of the total voting power of the then outstanding Envista Voting Stock with respect to the election of directors or has any directors, officers or employees who serve on the Envista Board, the Envista Board will, in accordance with Section 122(17) of the General Corporation Law of the State of Delaware, renounce any interest or expectancy of Envista in, or in being offered an opportunity to participate in, any corporate opportunities of any member of the Envista Group that are presented to any member of the Danaher Group or any of its directors, officers or employees.
(b)For the purposes of this Section 4.5, “corporate opportunities” of a Group shall include, but not be limited to, business opportunities which the Envista Group is financially able to undertake, which are, from their nature, in the line of the Envista Group’s business, are of practical advantage to it and are ones in which the Envista Group would have an interest or a reasonable expectancy, and in which, by embracing the opportunities or allowing such opportunities to be embraced by the Danaher Group or its directors, officers or employees, the self-interest of the Danaher Group or any of its directors, officers or employees will or could be brought into conflict with that of the Envista Group.

ARTICLE V
INDEMNIFICATION
Section 5.1    Release of Pre-IPO Claims.
(a)Except (i) as provided in Section 5.1(b), (ii) as may be otherwise expressly provided in this Agreement or in any Ancillary Agreement and (iii) for any matter for which any Party is entitled to indemnification pursuant to this Article V:
(i)Danaher, for itself and each member of the Danaher Group, its Affiliates as of the Effective Time and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of the Danaher Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge Envista and the other members of the Envista Group, its Affiliates and all Persons who at any time prior to the Effective Time were stockholders, directors, officers, agents or employees of any member of the Envista Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Danaher Retained Liabilities, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the Internal Reorganization and the IPO and any of the other transactions contemplated hereunder and under the Ancillary Agreements (such liabilities, the “Danaher Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Action against any member of the Envista Groups in respect of any Danaher Released Liabilities; provided, however, that nothing in this Section 5.1(a)(i) shall relieve any Person released in this Section 5.1(a)(i) who, after the Effective Time, is a director, officer or employee of any member of the Envista Group and is no longer a director, officer or employee of any member of the Danaher Group from Liabilities arising out of, relating to or resulting from his or her service as a director, officer or employee of any member of the Envista Group after the Effective Time. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit Danaher, any member of the Danaher Group, or their respective Affiliates from commencing any Actions against any Envista officer, director, agent or employee, or their respective heirs, executors, administrators, successors and assigns with regard to matters arising from, or relating to, (i) theft of Danaher Know-How or (ii) intentional criminal acts by any such officers, directors, agents or employees.
(ii)Envista, for itself and each member of the Envista Group, its Affiliates as of the Effective Time and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of the Envista Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge Danaher and the other members of the Danaher Group, its Affiliates and all Persons who at any time prior to the Effective Time were stockholders, directors, officers, agents or employees of any member of the Danaher Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Envista Liabilities, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the Internal Reorganization and the IPO and any of the other transactions contemplated hereunder and under the Ancillary Agreements (such liabilities, the “Envista Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Action against any member of the Danaher Group in respect of any Envista Released Liabilities; provided, however that for purposes of this Section 5.1(a)(ii), the members of the Envista Group shall also release and discharge any officers or other employees of any member of the Danaher Group, to the extent any such officers or employees served as a director or officer of any members of the Envista Group prior to the Effective Time, from any and all Liability, obligation or responsibility for any and all past actions or failures to take action, in each case in their capacity as a director or officer of any such member of the Envista Group, prior to the Effective Time, including actions or failures to take action that may be deemed to have been negligent or grossly negligent.
(b)Nothing contained in this Agreement, including Section 5.1(a), Section 2.4(a) or Section 2.5, shall impair or otherwise affect any right of any Party and, as applicable, a member of such Party’s Group, as well as their respective heirs, executors, administrators, successors and assigns, to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement or in any Ancillary Agreement to continue in effect after the Effective Time. In addition, nothing contained in Section 5.1(a) shall release any person from:
(i)any Liability Assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or as contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement, including (A) with respect to Danaher, any Danaher Retained Liability and (B) with respect to Envista, any Envista Liability;
(ii)any Liability provided for in or resulting from any other Contract or arrangement that is entered into after the Effective Time between any Party (and/or a member of such Party’s or Parties’ Group), on the one hand, and any other Party or Parties (and/or a member of such Party’s or Parties’ Group), on the other hand;
(iii)any Liability with respect to any Continuing Arrangements;
(iv)any Liability that the Parties may have with respect to indemnification pursuant to this Agreement or otherwise for Actions brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Agreement and, in particular, this Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; and
(v)any Liability the release of which would result in a release of any Person other than the Persons released in Section 5.1(a); provided that the Parties agree not to bring any Action or permit any other member of their respective Group to bring any Action against a Person released in Section 5.1(a) with respect to such Liability.
In addition, nothing contained in Section 5.1(a) shall release: (i) Danaher from indemnifying any director, officer or employee of the Envista Group who was a director, officer or employee of Danaher or any of its Affiliates prior to the Effective Date, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations; it being understood that if the underlying obligation giving rise to such Action is an Envista Liability, Envista shall indemnify Danaher for such Liability (including Danaher’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article V; and (ii) Envista from indemnifying any director, officer or employee of the Danaher Group who was a director, officer or employee of Envista or any of its Affiliates prior to the Effective Date, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations; it being understood that if the underlying obligation giving rise to such Action is a Danaher Retained Liability, Danaher shall indemnify Envista for such Liability (including Envista’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article V.
(c)Each Party shall not, and shall not permit any member of its Group to, make any claim for offset, or commence any Action, including any claim of contribution or any indemnification, against any other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a).

(d)If any Person associated with a Party (including any director, officer or employee of a Party) initiates any Action with respect to claims released by this Section 5.1, the Party with which such Person is associated shall be responsible for the fees and expenses of counsel of the other Party (and/or the members of such Party’s Group, as applicable) and such other Party shall be indemnified for all Liabilities incurred in connection with such Action in accordance with the provisions set forth in this Article V.
Section 5.2    Indemnification by Danaher. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Effective Time, Danaher shall indemnify, defend and hold harmless the Envista Indemnitees from and against any and all Indemnifiable Losses of the Envista Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the Danaher Retained Liabilities, including the failure of any member of the Danaher Group or any other Person to pay, perform or otherwise discharge any Danaher Retained Liability in accordance with its respective terms, whether arising prior to, at or after the Effective Time, (b) any Danaher Retained Asset or Danaher Retained Business, whether arising prior to, at or after the Effective Time, or (c) any breach by Danaher of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.
Section 5.3    Indemnification by Envista. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Effective Time, Envista shall and shall cause the other members of the Envista Group to indemnify, defend and hold harmless the Danaher Indemnitees from and against any and all Indemnifiable Losses of the Danaher Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the Envista Liabilities, including the failure of any member of the Envista Group or any other Person to pay, perform or otherwise discharge any Envista Liability in accordance with its respective terms, whether prior to, at or after the Effective Time, (b) any Envista Asset or Envista Business, whether arising prior to, at or after the Effective Time, (c) any breach by Envista of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder, or (d) any Liabilities of the Danaher Group under any of the agreements listed on Schedule 5.3.
Section 5.4    Procedures for Indemnification.
(a)    Direct Claims. Other than with respect to Third Party Claims, which shall be governed by Section 5.4(b), each Danaher Indemnitee and Envista Indemnitee (each, an “Indemnitee”) shall notify in writing, with respect to any matter that such Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement or any Ancillary Agreement, the Party which is or may be required pursuant to this Article V or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”), within forty-five (45) days of such determination, stating in such written notice the amount of the Indemnifiable Loss claimed, if known, and, to the extent practicable, method of computation thereof, and referring to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. The Indemnifying Party will have a period of forty-five (45) days after receipt of a notice under this Section 5.4(a) within which to respond thereto. If the Indemnifying Party fails to respond within such period, the Liability specified in such notice from the Indemnitee shall be conclusively determined to be a Liability of the Indemnifying Party hereunder. If such Indemnifying Party responds within such period and rejects such claim in whole or in part, the disputed matter shall be resolved in accordance with Article VIII.

(b)    Third Party Claims. If a claim or demand is made against an Indemnitee by any Person who is not a party to this Agreement (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement or any Ancillary Agreement, such Indemnitee shall notify the Indemnifying Party in writing (which notice obligation may be satisfied by providing copies of all notices and documents received by the Indemnitee relating to the Third Party Claim), and in reasonable detail, of the Third Party Claim promptly (and in any event within the earlier of (x) forty-five (45) days or (y) two (2) Business Days prior to the final date of the applicable response period under such Third Party Claim) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this or the preceding sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim. For all purposes of this Section 5.4(b), each Party shall be deemed to have notice of the matters set forth on Schedule 1.1(84)(vii).
(c)    Other than in the case of (i) Taxes addressed in the Tax Matters Agreement, which shall be addressed as set forth therein or (ii) indemnification by a beneficiary Party of a guarantor Party pursuant to Section 2.10(c) (the defense of which shall be controlled by the beneficiary Party), the Indemnifying Party shall be entitled, if it so chooses, to assume the defense thereof, and if it does not assume the defense of such Third Party Claim, to participate in the defense of any Third Party Claim in accordance with the terms of Section 5.5 at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the Indemnitee, within thirty (30) days of the receipt of an indemnification notice from such Indemnitee; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim to the extent such Third Party Claim (x) is an Action by a Governmental Entity, (y) involves an allegation of a criminal violation or (z) seeks injunctive relief against the Indemnitee. In connection with the Indemnifying Party’s defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), or in the event that any Third Party Claim seeks equitable relief which would restrict or limit the future conduct of the Indemnitee’s business or operations, such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter; provided further, that if the Indemnifying Party has assumed the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions to such defense or to its liability therefor, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party. The Indemnifying Party shall have the right to compromise or settle a Third Party Claim the defense of which it shall have assumed pursuant to this Section 5.4(c) and any such settlement or compromise made or caused to be made of a Third Party Claim in accordance with this Article V shall be binding on the Indemnitee, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. Notwithstanding the foregoing sentence, the Indemnifying Party shall not settle any such Third Party Claim without the written consent of the Indemnitee unless such settlement (A) completely and unconditionally releases the Indemnitee in connection with such matter, (B) provides relief consisting solely of money damages borne by the Indemnifying Party and (C) does not involve any admission by the Indemnitee of any wrongdoing or violation of Law.
(d)    If an Indemnifying Party fails for any reason to assume responsibility for defending a Third Party Claim within the period specified in this Section 5.4, such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If an Indemnifying Party has failed to assume the defense of the Third Party Claim within the time period specified in clause (c) above, it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.
(e)    Except as otherwise set forth in Section 6.5 and Section 8.3, or to the extent set forth in any Ancillary Agreement, absent fraud or willful misconduct by an Indemnifying Party, the indemnification provisions of this Article V shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement or any Ancillary Agreement and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article V against any Indemnifying Party. For the avoidance of doubt, all disputes in respect of this Article V shall be resolved in accordance with Article VIII.
(f)    Notwithstanding the foregoing, to the extent any Ancillary Agreement provides procedures for indemnification that differ from the provisions set forth in this Section 5.4, the terms of the Ancillary Agreement will govern.
(g)    The provisions of this Article V shall apply to Third Party Claims that are already pending or asserted as well as Third Party Claims brought or asserted after the date of this Agreement. There shall be no requirement under this Section 5.4 to give a notice with respect to any Third Party Claim that exists as of the Effective Time. The Parties acknowledge that Liabilities for Actions (regardless of the parties to the Actions) may be partly Danaher Liabilities and partly Envista Liabilities. If the Parties cannot agree on the allocation of any such Liabilities for Actions, they shall resolve the matter pursuant to the procedures set forth in Article VIII. Neither Party shall, nor shall either Party permit its Subsidiaries to, file Third Party claims or cross-claims against the other Party or its Subsidiaries in an Action in which a Third Party Claim is being resolved.
Section 5.5    Cooperation in Defense and Settlement.
(a)    With respect to any Third Party Claim that implicates both Parties in any material respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the Parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that, to the extent reasonably practicable, will preserve for all Parties any Privilege with respect thereto). The Party that is not responsible for managing the defense of any such Third Party Claim shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims. Notwithstanding the foregoing, nothing in this Section 5.5(a) shall derogate from any Party’s rights to control the defense of any Action in accordance with Section 5.4.
(b)    Notwithstanding anything to the contrary in this Agreement, with respect to any Action (i) by a Governmental Entity against Envista relating to matters involving anti-bribery, anti-corruption, anti-money laundering, export control and similar laws, where the facts and circumstances giving rise to the Action occurred prior to the Effective Time or (ii) where the resolution of such Action by order, judgment, settlement or otherwise, could include any condition, limitation or other stipulation that could, in the reasonable judgment of Danaher, adversely impact the conduct of the Danaher Retained Businesses, Danaher shall have, at Danaher’s expense, the reasonable opportunity to consult, advise and comment in all preparation, planning and strategy regarding any such Action, including with regard to any drafts of notices and other conferences and communications to be provided or submitted by Envista to any third party involved in such Action (including any Governmental Entity), to the extent that Danaher’s participation does not affect any privilege in a material and adverse manner; provided that to the extent that any such action requires the submission by Envista of any content relating to any current or former officer or director of Danaher, such content will only be submitted in a form approved by Danaher in its reasonable discretion. With regard to the matters specified in the preceding clauses (i) and (ii), Danaher shall have a right to consent to any compromise or settlement related thereto.
(c)    Notwithstanding anything to the contrary in this Agreement, with respect to any notices or reports to be submitted to, or reporting, disclosure, filing or other requirements to be made with, any Governmental Entity by Envista or its Subsidiaries (“Governmental Filing”) where the Governmental Filing requires disclosure of facts, information or data that relate, in whole or in part, to periods prior to the Effective Time, Danaher shall have the reasonable opportunity to consult, advise and comment on the preparation and content of any such Governmental Filing in advance of its submission to a Governmental Entity, and Envista shall in good faith consider and take into account any comments so provided by Danaher with respect to such Governmental Filing.
(d)    Each of Danaher and Envista agrees that at all times from and after the Effective Time, if an Action is commenced by a third party naming two (2) or more Parties (or any member of such Parties’ respective Groups) as defendants and with respect to which one or more named Parties (or any member of such Party’s respective Group) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party or Parties shall use commercially reasonable efforts at its own expense to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.
Section 5.6    Indemnification Payments. Indemnification required by this Article V shall be made by periodic payments of the amount of Indemnifiable Losses in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss incurred.
Section 5.7    Indemnification Obligations Net of Insurance Proceeds and Other Amounts.
(a)    Any recovery by any Indemnitee for any Indemnifiable Loss subject to indemnification pursuant to this Article V shall be calculated (i) net of Insurance Proceeds actually received by such Indemnitee with respect to any Indemnifiable Loss (which such proceeds shall be reduced by the present value, based on that Party’s then cost of short-term borrowing, of future premium increases known at such time) and (ii) net of any proceeds actually received by the Indemnitee from any unaffiliated third party with respect to any such Liability corresponding to the Indemnifiable Loss (“Third Party Proceeds”). Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article V to any Indemnitee pursuant to this Article V shall be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee corresponding to the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party corresponding to any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.
(b)    Any Indemnity Payment shall be increased as necessary so that after making all payments corresponding to Taxes imposed on or attributable to such Indemnity Payment, the Indemnitee receives an amount equal to the sum it would have received had no such Taxes been imposed.
(c)    The Parties hereby agree that an insurer or other third party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Ancillary Agreement, and that no insurer or any other Third Party shall be entitled to a “windfall” (e.g., a benefit they would not otherwise be entitled to receive, or the reduction or elimination of an insurance coverage obligation that they would otherwise have, in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Ancillary Agreement. Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to collect or recover, or allow the Indemnifying Party to collect or recover, or cooperate with each other in collecting or recovering, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available under this Article V. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Actions to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.
Section 5.8    Contribution. If the indemnification provided for in this Article V is unavailable for any reason to an Indemnitee (other than failure to provide notice with respect to any Third Party Claims in accordance with Section 5.4(b)) in respect of any Indemnifiable Loss, then the Indemnifying Party shall, in accordance with this Section 5.8, contribute to the Indemnifiable Losses incurred, paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of Envista and each other member of the Envista Group, on the one hand, and Danaher and each other member of the Danaher Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss. With respect to any Indemnifiable Losses arising out of or related to information contained in the IPO Disclosure Documents or other securities law filing, the relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact relates to information supplied by the Envista Business of a member of the Envista Group, on the one hand, or the Danaher Retained Business or a member of the Danaher Group, on the other hand.
Section 5.9    Additional Matters; Survival of Indemnities.
(a)    The indemnity agreements contained in this Article V shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification hereunder. The indemnity agreements contained in this Article V shall survive the IPO.
(b)    The rights and obligations of any member of the Danaher Group or any member of the Envista Group, in each case, under this Article V shall survive (i) the sale or other Transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any Liabilities and (ii) any merger, consolidation, business combination, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its Subsidiaries.
Section 5.10    Environmental Matters.
(a)    Exchange of Information. Without limiting any other provision of this Agreement, each of Danaher and Envista agrees to provide, or cause to be provided, at any time before, at, or after the Effective Time, as soon as reasonably practicable after written request therefore, reasonable access to any non-privileged information in the possession or under the control of such respective Group and reasonable access to its employees to the extent that (i) such information relates to, or such employees have relevant knowledge regarding, specific alleged Environmental Liabilities, including the requesting party’s alleged or potential link to environmental contamination at an Off-Site Location or real property that was allegedly owned or operated by the Danaher Group and any operating group, business unit, division, Subsidiary, line of business or investment of Danaher or any of its Subsidiaries (including any member of the Envista Group) prior to the Effective Time; or (ii) such information relates to, or such employees have relevant knowledge regarding, the impact that any alleged Environmental Liability could have on the operations, activities or liability exposure of the requesting party; and (iii) the information and access to employees can be provided without significant disruption to the Group’s business or operations.

(b)    Substitution.
(i)    Envista shall use its best efforts to obtain any consents, transfers, assignments, assumptions, waivers, or other legal instruments necessary to cause Envista or the appropriate Subsidiary of Envista to be fully substituted for Danaher or other member of the Danaher Group with respect to: (i) any order, decree, judgment, agreement or Action with respect to Envista Environmental Liabilities that are in effect as of the Effective Time; or (ii) Environmental Permits, financial assurance obligations or instruments, or other environmental approvals or filings associated with the Envista Assets. Envista shall inform the applicable Governmental Entity about its assumption of the Environmental Liabilities associated with the matters listed on Section 5.10(b) and request that the Governmental Entities direct all communications, requirements, notifications and/or official letters related to such matters to Envista. Danaher shall use its best efforts to provide necessary assistance or signatures to Envista to achieve the purposes of this section.
(ii)    Until such time as Envista and Danaher complete the substitutions outlined in Section 5.10(b)(i) above, Envista shall comply with all applicable Environmental Laws, including all reporting obligations, and the terms and conditions of all orders, decrees, judgments, agreements, actions, Environmental Permits, financial assurances, obligations, instruments or other environmental approvals or filings that remain in Danaher’s name relating to the Envista Assets and the Envista Environmental Liabilities.

ARTICLE VI
PRESERVATION OF RECORDS; ACCESS TO INFORMATION;
CONFIDENTIALITY; PRIVILEGE
Section 6.1    Preservation of Corporate Records. Except as otherwise required or agreed in writing, or as otherwise provided in any Ancillary Agreement, with regard to any Information referenced in Section 6.2, each Party shall use its commercially reasonable efforts, at such Party’s sole cost and expense, to retain, until the latest of, as applicable, (i) the date on which such Information is no longer required to be retained pursuant to the applicable record retention policy of Danaher or such other member of the Danaher Group, respectively, as in effect immediately prior to the Effective Time, including, without limitation, pursuant to any “Litigation Hold” issued by Danaher or any of its Subsidiaries prior to the Effective Time, (ii) the concluding date of any period as may be required by any applicable Law, (iii) the concluding date of any period during which such Information relates to a pending or threatened Action which is known to the members of the Danaher Group or the Envista Group, as applicable, in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire, and (iv) the concluding date of any period during which the destruction of such Information could interfere with a pending or threatened investigation by a Governmental Entity which is known to the members of the Danaher Group or the Envista Group, as applicable, in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire; provided that with respect to any pending or threatened Action arising after the Effective Time, clause (iii) of this sentence applies only to the extent that whichever member of the Danaher Group or the Envista Group, as applicable, is in possession of such Information has been notified in writing pursuant to a “Litigation Hold” by the other Party of the relevant pending or threatened Action. The Parties agree that upon written request from the other that certain Information relating to the Envista Business, the Danaher Retained Businesses or the transactions contemplated hereby be retained in connection with an Action, the Parties shall use reasonable efforts to preserve and not to destroy or dispose of such Information without the consent of the requesting Party.
Section 6.2    Access to Information. Other than in circumstances in which indemnification is sought pursuant to Article V (in which event the provisions of such Article V shall govern) or for matters related to provision of Tax Records (in which event the provisions of the Tax Matters Agreement shall govern) and subject to appropriate restrictions for Privileged Information or Confidential Information:
(a)    After the Effective Time, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, Envista for specific and identified Information:
(i)    that (x) relates to Envista or the Envista Business, as the case may be, prior to the Effective Time or (y) is necessary for Envista to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which Danaher and/or Envista are parties, Danaher shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Envista has a reasonable need for such originals) in the possession or control of Danaher or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of Envista; provided that, to the extent any originals are delivered to Envista pursuant to this Agreement or the Ancillary Agreements, Envista shall, at its own expense, return them to Danaher within a reasonable time after the need to retain such originals has ceased; provided further that, such obligation to provide any requested Information shall terminate and be of no further force and effect on the date that is the first anniversary of the date of this Agreement; provided further that, in the event that Danaher, in its sole discretion, determines that any such access or the provision of any such Information (including information requested under Article VII) would violate any Law or Contract with a third party or could reasonably result in the waiver of any Privilege, Danaher shall not be obligated to provide such Information requested by Envista;

(ii)    that (x) is required by Envista with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on Envista (including under applicable securities laws) by a Governmental Entity having jurisdiction over Envista, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, Danaher shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Envista has a reasonable need for such originals) in the possession or control of Danaher or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of Envista; provided that, to the extent any originals are delivered to Envista pursuant to this Agreement or the Ancillary Agreements, Envista shall, at its own expense, return them to Danaher within a reasonable time after the need to retain such originals has ceased; provided further that, in the event that Danaher, in its sole discretion, determines that any such access or the provision of any such Information (including information requested under Article VII) would violate any Law or Contract with a Third Party or waive any Privilege, Danaher shall not be obligated to provide such Information requested by Envista; or
(b)    After the Effective Time, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, Danaher for specific and identified Information:
(i)    that (x) relates to matters prior to the Effective Time or (y) is necessary for Danaher to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which Danaher and/or Envista are parties, Envista shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Danaher has a reasonable need for such originals) in the possession or control of Envista or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of Danaher; provided that, to the extent any originals are delivered to Danaher pursuant to this Agreement or the Ancillary Agreements, Danaher shall, at its own expense, return them to Envista within a reasonable time after the need to retain such originals has ceased; provided further that, in the event any such access or the provision of any such Information (including information requested under Article VII) would violate any Law or Contract with a third party or waive any Privilege, Envista shall not be obligated to provide such Information requested by Danaher.
(ii)    that (x) is required by Danaher with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on Danaher (including under applicable securities laws) by a Governmental Entity having jurisdiction over Danaher, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, Envista shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Danaher has a reasonable need for such originals) in the possession or control of Envista or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of Danaher; provided that, to the extent any originals are delivered to Danaher pursuant to this Agreement or the Ancillary Agreements, Danaher shall, at its own expense, return them to Envista within a reasonable time after the need to retain such originals has ceased.
(c)    Each of Danaher and Envista shall inform their respective officers, employees, agents, consultants, advisors, authorized accountants, counsel and other designated representatives who have or have access to the other Party’s Confidential Information or other information provided pursuant to this Article VI or Article VII of their obligation to hold such information confidential in accordance with the provisions of this Agreement.
(d)    On the Effective Date, Envista shall deliver to Danaher an electronic copy of any and all databases in the possession of any member of the Envista Group that exist as of such date and were established at or prior to the Effective Time to retain records relating to the organizational structure, business or operations of the Envista Business or as otherwise may be requested by Danaher.

Section 6.3    Witness Services. At all times from and after the Effective Time, each of Danaher and Envista shall use its commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees and agents (taking into account the business demands of such individuals) as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions in which one or more members of one Group is adverse to one or more members of the other Group) and (ii) there is no conflict in the Action between the requesting Party and the other Party. A Party providing a witness to the other Party under this Section 6.3 shall be entitled to receive from the recipient of such witness services, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under applicable Law.
Section 6.4    Reimbursement; Other Matters. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party providing Information or access to Information to the other Party under this Article VI shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred in providing such Information or access to such Information.
Section 6.5    Confidentiality.
(a)    Notwithstanding any termination of this Agreement, and except as otherwise provided in the Ancillary Agreements, each of Danaher and Envista shall hold, and shall cause their respective Affiliates and their officers, employees, agents, consultants and advisors to hold, in strict confidence (and not to disclose or release or, except as otherwise permitted by this Agreement or any Ancillary Agreement, use, including for any ongoing or future commercial purpose, without the prior written consent of the Party to whom the Confidential Information relates (which may be withheld in such Party’s sole and absolute discretion, except where disclosure is required by applicable Law)), any and all Confidential Information concerning or belonging to the other Party or its Affiliates; provided that each Party may disclose, or may permit disclosure of, Confidential Information (i) to its respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such Information for auditing and other non-commercial purposes and are informed of the obligation to hold such Information confidential and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if any Party or any of its respective Subsidiaries is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule or is advised by outside counsel in connection with a proceeding brought by a Governmental Entity that it is advisable to do so, (iii) as required in connection with any legal or other proceeding by one Party against the other Party or in respect of claims by one Party against the other Party brought in a proceeding, (iv) as necessary in order to permit a Party to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns, (v) as necessary for a Party to enforce its rights or perform its obligations under this Agreement (including pursuant to Section 2.3) or an Ancillary Agreement, (vi) to Governmental Entities in accordance with applicable procurement regulations and contract requirements or (vii) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction, to the extent reasonably necessary in connection therewith, provided an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a third party pursuant to clause (ii), (iii), (v) or (vi) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom the

Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such affected Party a reasonable opportunity to seek an appropriate protective order or other remedy, which such Party will cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party which faces the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.
(b)    Each Party acknowledges that it and the other members of its Group may have in its or their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with such third party while such Party and/or members of its Group were part of the Danaher Group. Each Party shall comply, and shall cause the other members of its Group to comply, and shall cause its and their respective officers, employees, agents, consultants and advisors (or potential buyers) to comply, with all terms and conditions of any such third-party agreements entered into prior to the Effective Time, with respect to any confidential and proprietary Information of third parties to which it or any other member of its Group has had access.
(c)    Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise at least the same degree of care that applies to Danaher’s confidential and proprietary information pursuant to policies in effect as of the Effective Time and (ii) confidentiality obligations provided for in any Contract between each Party or its Subsidiaries and their respective employees shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party in the possession of and used by any other Party as of the Effective Time may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the Envista Business (in the case of the Envista Group) or the Danaher Retained Business (in the case of the Danaher Group); provided that such Confidential Information may only be used by such Party and its officers, employees, agents, consultants and advisors in the specific manner and for the specific purposes for which it is used as of the date of this Agreement, and may only be shared with additional officers, employees, agents, consultants and advisors of such Party on a need-to-know basis exclusively with regard to such specified use; provided further that such Confidential Information may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 6.5(a).
(d)    The Parties agree that irreparable damage may occur in the event that the provisions of this Section 6.5 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to seek an injunction or injunctions to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
(e)    For the avoidance of doubt and notwithstanding any other provision of this Section 6.5, (i) the disclosure and sharing of Privileged Information shall be governed solely by Section 6.6, and (ii) Information that is subject to any confidentiality provision or other disclosure restriction in any Ancillary Agreement shall be governed by the terms of such Ancillary Agreement.
(f)    For the avoidance of doubt and notwithstanding any other provision of this Section 6.5, following the Effective Date, the confidentiality obligations under this Agreement shall continue to apply to any and all Confidential Information concerning or belonging to each Party or its Affiliates that is shared or disclosed with the other Party or its Affiliates, whether or not such Confidential Information is shared pursuant to this Agreement, any Ancillary Agreement or otherwise.
Section 6.6    Privilege Matters.
(a)    Pre-IPO Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Danaher Group and the Envista Group, and that each of the members of the Danaher Group and the Envista Group should be deemed to be the client with respect to such pre-IPO services for the purposes of asserting all privileges, immunities, or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine (“Privilege”). The Parties shall have a shared Privilege with respect to all Information subject to Privilege (“Privileged Information”) which relates to such pre-IPO services. For the avoidance of doubt, Privileged Information within the scope of this Section 6.6 includes, but is not limited to, services rendered by legal counsel retained or employed by any Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel.
(b)    Post-IPO Services. The Parties recognize that legal and other professional services will be provided following the Effective Time to each of Danaher and Envista. The Parties further recognize that certain of such post-IPO services will be rendered solely for the benefit of Danaher or Envista, as the case may be, while other such post-IPO services may be rendered with respect to claims, proceedings, litigation, disputes, or other matters which involve both Danaher and Envista. With respect to such post-IPO services and related Privileged Information, the Parties agree as follows:
(i)    All Privileged Information relating to any claims, proceedings, litigation, disputes or other matters which involve both Danaher and Envista shall be subject to a shared Privilege among the Parties involved in the claims, proceedings, litigation, disputes, or other matters at issue; and
(ii)    Except as otherwise provided in Section 6.6(c)(i), Privileged Information relating to post-IPO services provided solely to one of Danaher or Envista shall not be deemed shared between the Parties, provided, that the foregoing shall not be construed or interpreted to restrict the right or authority of the Parties (x) to enter into any further agreement, not otherwise inconsistent with the terms of this Agreement, concerning the sharing of Privileged Information or (y) otherwise to share Privileged Information without waiving any Privilege which could be asserted under applicable Law.
(c)    The Parties agree as follows regarding all Privileged Information with respect to which the Parties shall have a shared Privilege under Section 6.6(a) or (b):
(i)    Subject to Section 6.6(c)(iii) and (iv), Envista may not waive, allege or purport to waive, any Privilege which could be asserted under any applicable Law, and in which Danaher has a shared Privilege, without the consent of Danaher, which shall not be unreasonably withheld or delayed. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within fifteen (15) days after written notice by Envista to Danaher. Danaher shall be entitled, in its sole discretion to waive, allege or purport to waive, any Privilege in connection with any Privileged Information, whether or not the Privileged Information is in the possession or under the control of any member of the Danaher Group or any member of the Envista Group;
(ii)    If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a Privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, and shall endeavor to minimize any prejudice to the rights of the other Party. Danaher shall not unreasonably withhold consent to any request for waiver by Envista and specifically agrees that it shall not withhold consent to waive for any purpose except to protect its own legitimate interests;
(iii)    If, within fifteen (15) days of receipt by Envista of written objection, the Parties have not succeeded in negotiating a resolution to any dispute regarding whether a Privilege should be waived, and Envista determines that a Privilege should nonetheless be waived to protect or advance its interest, Envista shall provide Danaher fifteen (15) days written notice prior to effecting such waiver. Each Party specifically agrees that failure within fifteen (15) days of receipt of such notice to commence proceedings in accordance with Section 8.2 to enjoin such disclosure under applicable Law shall be deemed full and effective consent to such disclosure, and any such Privilege shall not be waived by Envista under the final determination of such dispute in accordance with Section 8.2; and
(iv)    In the event of any litigation or dispute between the Parties, or any members of their respective Groups, either such Party may waive a Privilege in which the other Party or member of such Group has a shared Privilege, without obtaining the consent of the other Party; provided that such waiver of a shared Privilege shall be effective only as to the use of Privileged Information with respect to the litigation or dispute between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared Privilege with respect to third parties.
(d)    The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Danaher or Envista as set forth in Section 6.5 and this Section 6.6, to maintain the confidentiality of Privileged Information and to assert and maintain any applicable Privilege. The access to Information being granted pursuant to Section 5.5, Section 6.1, Section 6.2 and Article VII, the agreement to provide witnesses and individuals pursuant to Section 5.5 and Section 6.3, the furnishing of notices and documents and other cooperative efforts contemplated by Section 5.5, and the transfer of Privileged Information between the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.
Section 6.7    Ownership of Information. Any Information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VI shall be deemed to remain the property of the providing Party. Unless expressly set forth herein, nothing contained in this Agreement shall be construed as granting a license or other rights to any Party with respect to any such Information, whether by implication, estoppel or otherwise.
Section 6.8    Personal Data.
(a)    The Parties acknowledge that (i) Danaher is a Data Controller with respect to the Processing of the Danaher Personal Data prior to and after the Effective Time, (ii) Danaher and Envista are separate Data Controllers with respect to the Processing of Envista Personal Data prior to the Effective Time, and (iii) Envista remains a Data Controller with respect to the Processing of the Envista Personal Data from and after the Effective Time. As such, from and after the Effective Time, Envista shall comply with the requirements of Data Protection Laws applicable to Data Controllers in connection with the Envista Personal Data and this Agreement and shall not knowingly do anything or permit anything to be done which might lead to a breach by Danaher or its Affiliates of the Data Protection Laws.
(b)    Both Parties shall cooperate to ensure that their Processing of Personal Data hereunder does and will comply with all applicable Data Protection Laws and take all reasonable precautions to avoid acts that place the other Party in breach of its obligations under any applicable Data Protection Laws. Nothing in this Section 6.8 shall be deemed to prevent any Party from taking the steps it reasonably deems necessary to comply with any applicable Data Protection Laws.
Section 6.9    Other Agreements. The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

ARTICLE VII
FINANCIAL AND OTHER COVENANTS
Section 7.1    Disclosure and Financial Controls. Envista agrees that, for so long as Danaher is required to consolidate the results of operations and financial position of Envista and/or any other members of the Envista Group or to account for its investment in Envista and/or any other members of the Envista Group under the equity method of accounting (determined in accordance with GAAP and consistent with Commission reporting requirements):
(a)Disclosure of Financial Controls. Envista will, and will cause each other member of the Envista Group to, maintain, as of and after the Effective Date, disclosure controls and procedures and internal control over financial reporting as defined in Rule 13a-15 under the Exchange Act; Envista will cause each of its principal executive and principal financial officers to sign and deliver certifications to Envista’s periodic reports and will include the certifications in Envista’s periodic reports, in each case, as and when required pursuant to Rule 13a-14 under the Exchange Act and Item 601 of Regulation S-K; Envista will comply with its obligations under Sections 302 and 404 of the Sarbanes-Oxley Act of 2002; Envista will cause its management to evaluate Envista’s disclosure controls and procedures and internal control over financial reporting (including any change in internal control over financial reporting) as and when required pursuant to Rule 13a-15 under the Exchange Act; Envista will disclose in its periodic reports filed with the Commission information concerning Envista management’s responsibilities for and evaluation of Envista’s disclosure controls and procedures and internal control over financial reporting (including the annual management report and attestation report of Envista’s independent auditors relating to internal control over financial reporting) as and when required under Items 307 and 308 of Regulation S-K and other applicable Commission rules; and, without limiting the general application of the foregoing, Envista will, and will cause each other member of the Envista Group to, maintain as of and after the Effective Date internal systems and procedures that will provide reasonable assurance that (i) the Financial Statements are reliable and timely prepared in accordance with GAAP and applicable Law, (ii) all transactions of members of the Envista Group are recorded as necessary to permit the preparation of the Financial Statements, (iii) the receipts and expenditures of members of the Envista Group are authorized at the appropriate level within Envista, and (iv) unauthorized use or disposition of the assets of any member of the Envista Group that could have a material effect on the Financial Statements is prevented or detected in a timely manner. It is understood and agreed that references in this Section 7.1(a) to reporting or other obligations of Envista shall be deemed to assume, for purposes hereof, that Envista is subject to the same rules and regulations as Danaher.
(b)Fiscal Year. Envista will, and will cause each member of the Envista Group organized in the U.S. to, maintain a fiscal year and fiscal quarters that commence and end on the same calendar days as Danaher’s fiscal year and fiscal quarters commence and end, and maintain monthly accounting periods that commence and end on the same calendar days as Danaher’s monthly accounting periods commence and end. Envista will, and will cause each other member of the Envista Group organized outside the U.S. to, maintain a fiscal year and fiscal quarters that commence and end on the same calendar days as the fiscal year and fiscal quarters of the corresponding members of the Danaher Group (if any) organized outside the U.S. commences and ends, and maintain monthly accounting periods that commence and end on the same calendar days as the monthly accounting periods of the corresponding members of the Danaher Group (if any) organized outside the U.S. commence and end.
(c)Monthly and Quarterly Financial Information. Envista will deliver or make available to Danaher a consolidated income statement and balance sheet, or the information required to prepare a consolidated income statement and balance sheet, on a monthly basis for Envista for such period in the same format and manner, with the same detail, and in the same timeframe, as the Envista Business delivered or made available such information to Danaher prior to the Effective Date (such practices, the “Financial Delivery Practices”). Envista will deliver or make available to Danaher a consolidated income statement and balance sheet and supplemental data related to cash flows, or the information required to prepare a consolidated income statement and balance sheet and supplemental data related to cash flows, and other necessary disclosures on a quarterly basis in accordance with the Financial Delivery Practices. Envista will be responsible for reviewing its results and data and for informing Danaher immediately of any post-closing adjustments that come to its attention. Envista must provide final sign-off of its results, using Danaher’s materiality standards, no later than nine (9) Business Days after the quarterly close period end for the income statement and no later than twelve (12) Business Days after the quarterly close period end for the balance sheet and supplemental data, in each case unless otherwise directed by Danaher. A certification will be provided by the Chief Executive Officer and Chief Financial Officer of Envista that the quarterly financials and internal controls appropriately represent the financial position and current financial reporting controls of Envista no later than five (5) Business Days prior to Danaher’s filing of its quarterly financial statements with the Commission.
(d)Quarterly Financial Statements. As soon as practicable, in accordance with the Financial Delivery Practices, Envista will deliver to Danaher drafts of (i) the consolidated financial statements of the Envista Group (and notes thereto) for each fiscal quarter and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of Envista the consolidated figures (and notes thereto) for the corresponding quarter and periods of the previous fiscal year and all in reasonable detail and prepared in accordance with Article 10 of Regulation S-X and GAAP, and (ii) a discussion and analysis by management of the Envista Group’s financial condition and results of operations for such fiscal quarter, including an explanation of any material period-to-period changes and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S-K; provided, however, that Envista will deliver such information at a specified, earlier time upon Danaher’s written request with at least twenty (20) days’ advance notice. The information set forth in (i) and (ii) above is referred to in this Agreement as the “Quarterly Financial Statements.” No later than seven (7) Business Days prior to the date Envista publicly files the Quarterly Financial Statements with the Commission or otherwise makes such Quarterly Financial Statements publicly available, Envista will deliver to Danaher the final form of the Quarterly Financial Statements and certifications thereof by the principal executive and financial officers of Envista in the forms required under Commission rules for periodic reports and in form and substance satisfactory to Danaher; provided, however, that Envista may continue to revise such Quarterly Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes will be delivered by Envista to Danaher as soon as practicable, and in any event within eight (8) hours of making any such corrections or changes; provided, further, that Danaher’s and Envista’s legal and financial representatives will actively consult with each other regarding any changes (whether or not substantive) which Envista may consider making to its Quarterly Financial Statements and related disclosures during the seven (7) Business Days immediately prior to any anticipated filing with the Commission, with particular focus on any changes which would have an effect upon Danaher’s financial statements or related disclosures. Without limiting the foregoing, Envista will consult with Danaher regarding Danaher’s comments on the Quarterly Financial Statements and related disclosures and shall accept all of Danaher’s comments on such Quarterly Financial Statements and related disclosures except to the extent such comments are inconsistent with applicable Law or GAAP. In addition to the foregoing, no Quarterly Financial Statement or any other document which refers to, or contains information not previously publicly disclosed with respect to the ownership of Envista by Danaher or the Transactions, will be filed with the Commission or otherwise made public by any Envista Group member without the prior written consent of Danaher. Notwithstanding anything to the contrary in this Section 7.1(d), Envista will not file its Quarterly Financial Statements with the Commission prior to the time that Danaher files the Danaher quarterly financial statements with the Commission unless otherwise required by applicable Law.
(e)Annual Financial Statements. On an annual basis, in accordance with the Financial Delivery Practices, Envista will deliver to Danaher an income statement and balance sheet and supplemental data related to cash flows and other necessary disclosures for such fiscal year in such format and detail as Danaher may request. Envista will be responsible for reviewing its results and data and for informing Danaher immediately of any post-closing adjustments in excess of $5 million pre-tax that come to its attention and of any adjustments below $5 million within eight (8) hours of its awareness. Envista must provide final sign-off of its results, using Danaher’s materiality standards, no later than nine (9) Business Days after the annual close period end for the income statement and no later than twelve (12) Business Days after the annual close period end for the balance sheet and supplemental data, in each case unless otherwise directed by Danaher. A certification will be provided by the Chief Executive Officer and Chief Financial Officer of Envista pertaining to the internal controls no later than five (5) Business Days prior to Danaher’s filing of its audited annual financial statements (the “Danaher Annual Statements”) with the Commission. As soon as practicable, and in any event no later than twenty (20) Business Days prior to the date on which Danaher has notified Envista that Danaher intends to file its annual report on Form 10-K or other document containing annual financial statements with the Commission, Envista will deliver to Danaher any financial and other information and data with respect to the Envista Group and its business, properties, financial position, results of operations and prospects as is reasonably requested by Danaher in connection with the preparation of Danaher’s financial statements and annual report on Form 10-K. As soon as practicable, and in any event no later than ten (10) Business Days prior to the date on which Envista is required to file an annual report on Form 10-K or other document containing its Annual Financial Statements (as defined below) with the Commission, Envista will deliver to Danaher (i) drafts of the consolidated financial statements of the Envista Group (and notes thereto) for such year, setting forth in each case in comparative form the consolidated figures (and notes thereto) for the previous fiscal years and all in reasonable detail and prepared in accordance with Regulation S-X and GAAP and (ii) a discussion and analysis by management of the Envista Group’s financial condition and results of operations for such year, including an explanation of any material period-to-period change and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Items 303(a) and 305 of Regulation S-K. The information set forth in (i) and (ii) above is referred to in this Agreement as the “Annual Financial Statements.” Envista will deliver to Danaher all revisions to such drafts as soon as any such revisions are prepared or made. No later than seven (7) Business Days prior to the date Envista publicly files the Annual Financial Statements with the Commission or otherwise makes such Annual Financial Statements publicly available, Envista will deliver to Danaher the final form of its annual report on Form 10-K and certifications thereof by the principal executive and financial officers of Envista in the forms required under Commission rules for periodic reports and in form and substance satisfactory to Danaher; provided, however, that Envista may continue to revise such Annual Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes will be delivered by Envista to Danaher as soon as practicable, and in any event within eight (8) hours of making any such corrections or changes; provided, further, that Danaher’s and Envista’s legal and financial representatives will actively consult with each other regarding any changes (whether or not substantive) which Envista may consider making to its Annual Financial Statements and related disclosures during the seven (7) Business Days immediately prior to any anticipated filing with the Commission. Without limiting the foregoing, Envista will consult with Danaher regarding Danaher’s comments on the Annual Financial Statements and related disclosures and shall accept all of Danaher’s comments on such Annual Financial Statements and related disclosures except to the extent such comments are inconsistent with applicable Law or GAAP. In addition to the foregoing, no Annual Financial Statement or any other document which refers to, or contains information not previously publicly disclosed with respect to the ownership of Envista by Danaher or the Transactions will be filed with the Commission or otherwise made public by any Envista Group member without the prior written consent of Danaher. Notwithstanding anything to the contrary in this Section 7.1(e), Envista will not file its Annual Financial Statements with the Commission prior to the time that Danaher files the Danaher Annual Statements with the Commission unless otherwise required by applicable Law.
(f)Affiliate Financial Statements. Envista will deliver to Danaher all quarterly financial statements and annual financial statements of each Affiliate of Envista which is itself required to file financial statements with the Commission or otherwise make such financial statements publicly available, with such financial statements to be provided in the same manner and detail and on the same time schedule as Quarterly Financial Statements and Annual Financial Statements required to be delivered to Danaher pursuant to this Section 7.1.

(g)Conformance with Danaher Financial Presentation. All information provided by any member of the Envista Group to Danaher or filed with the Commission pursuant to Section 7.1(c) through (f) inclusive will be consistent in terms of format and detail and otherwise with Danaher’s policies with respect to the application of GAAP and practices in effect on the Effective Date with respect to the provision of such financial information by such member of the Envista Group to Danaher (and, where appropriate, as presently presented in financial reports to the Danaher Board), with such changes therein as may be requested by Danaher from time to time consistent with changes in such accounting principles and practices, including any changes in the interpretation or application of GAAP.
(h)Envista Reports Generally. Envista shall, and shall cause each other member of the Envista Group that files information with the Commission to, deliver to Danaher: (i) substantially final drafts, as soon as the same are prepared, of (A) all reports, notices and proxy and information statements to be sent or made available by such member(s) of the Envista Group to its or their respective security holders, (B) all regular, periodic and other reports to be filed or furnished under Sections 13, 14, 15 and 16 of the Exchange Act and the rules and regulations thereunder (including reports on Forms 10-K, 10-Q and 8-K, annual reports to stockholders, and Forms 3, 4 and 5 and amendments thereto with respect to Envista Securities (“Section 16 Reports”)), and (C) all registration statements and prospectuses to be filed by any such member of the Envista Group with the Commission or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, the documents identified in clauses (A), (B) and (C) are referred to in this Agreement as “Envista Public Documents”), and (ii) as soon as practicable, but in no event later than five (5) Business Days (other than with respect to Form 8-Ks or Section 16 Reports) prior to the earliest of the dates the same are printed, sent or filed, current drafts of all such Envista Public Documents and, with respect to Form 8-Ks and Section 16 Reports, as soon as practicable, but in no event later than three (3) Business Days prior to the earliest date the same are filed in the case of planned Form 8-Ks, and as soon as practicable, but in no event less than two (2) hours prior to the filing, in the case of unplanned Form 8-Ks and Section 16 Reports; provided, however, that Envista may continue to revise such Envista Public Documents prior to the filing thereof in order to make corrections and non-substantive changes, which corrections and changes will be delivered by Envista to Danaher as soon as practicable, and in any event within eight (8) hours of making any such corrections or changes; provided, further, that the legal and financial representatives of Danaher and Envista will actively consult with each other regarding any changes (whether or not substantive) which Envista may consider making to any of its Envista Public Documents and related disclosures prior to any anticipated filing with the Commission, with particular focus on any changes which would have an effect upon Danaher’s financial statements or related disclosures. Without limiting the foregoing, Envista shall consult with Danaher regarding Danaher’s comments on the Envista Public Documents and shall accept all of Danaher’s comments on such Envista Public Documents except to the extent such comments are inconsistent with applicable Law or GAAP. In addition to the foregoing, no Envista Public Document or any other document which refers to, or contains information not previously publicly disclosed with respect to the ownership of Envista by Danaher or the Transactions will be filed with the Commission or otherwise made public by any Envista Group member without the prior written consent of Danaher.
(i)Budgets and Financial Projections. Envista will, as promptly as practicable, deliver to Danaher copies of all annual budgets and financial projections (consistent in terms of format and detail with Danaher’s historical practices, except as mutually agreed upon by the Parties) relating to Envista on a consolidated basis and will provide Danaher an opportunity to meet with management of Envista to discuss such budgets and projections. In addition, to the extent requested by Danaher, Envista will participate in Danaher’s annual strategic review planning and other similar meetings and processes in a manner consistent with past practices or with such changes as Danaher may reasonably request.
(j)Other Information. With reasonable promptness, Envista will deliver to Danaher such additional financial and other information and data with respect to the Envista Group and their business, properties, financial positions, results of operations and prospects as from time to time may be requested by Danaher.

(k)Press Releases and Similar Information. Envista and Danaher will consult with each other as to the timing of their annual and quarterly earnings releases and any interim financial guidance for a current or future period and will give each other the opportunity to review the information therein relating to the Envista Group and to comment thereon. Danaher and Envista shall coordinate the timing of (i) their respective earnings release conference calls and (ii) their respective public earnings release issuance and filings with the Commission, in each case as directed by Danaher. No later than one (1) Business Day prior to the time and date that a Party intends to publish its regular annual or quarterly earnings release or any financial guidance for a current or future period, such Party will deliver to the other Party copies of substantially final drafts of all related press releases and other statements to be made available by any member of that Party’s Group to employees of any member of that Party’s Group or to the public concerning any matters that could be reasonably likely to have a material financial impact on the earnings, results of operations, financial condition or prospects of any member of the Envista Group. In addition, prior to the issuance of any such press release or public statement that meets the criteria set forth in the preceding sentence, the issuing Party will consult with the other Party regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Immediately following the issuance thereof, the issuing Party will deliver to the other Party copies of final drafts of all press releases and other public statements. Envista shall obtain the written consent of Danaher prior to issuing any press releases or otherwise making public statements with respect to the Transactions or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Authority with respect thereto.
(l)Cooperation on Danaher Filings. Envista will cooperate fully, and cause Envista Auditors to cooperate fully, with Danaher to the extent requested by Danaher in the preparation of Danaher’s public earnings or other press releases, quarterly reports on Form 10-Q, annual reports to stockholders, annual reports on Form 10-K, any current reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by Danaher with the Commission, any national securities exchange or otherwise made publicly available (collectively, the “Danaher Public Filings”). Envista agrees to provide to Danaher all information that Danaher requests in connection with any Danaher Public Filings or that, in the judgment of Danaher’s counsel, is required to be disclosed or incorporated by reference therein under any Law. Envista will provide such information in a timely manner on the dates requested by Danaher (which may be earlier than the dates on which Envista otherwise would be required hereunder to have such information available) to enable Danaher to prepare, print and release all Danaher Public Filings on such dates as Danaher will determine but in no event later than as required by applicable Law. Envista will use its commercially reasonable efforts to cause Envista Auditors to consent to any reference to them as experts in any Danaher Public Filings required under any Law. If and to the extent requested by Danaher, Envista will diligently and promptly review all drafts of such Danaher Public Filings and prepare in a diligent and timely fashion any portion of such Danaher Public Filing pertaining to Envista. Prior to any printing or public release of any Danaher Public Filing, an appropriate executive officer of Envista will, if requested by Danaher, certify that the information relating to any member of the Envista Group or the Envista Business in such Danaher Public Filing is accurate, true, complete and correct in all material respects. Unless required by Law, Envista will not publicly release any financial or other information which conflicts with the information with respect to any member of the Envista Group or the Envista Business that is included in any Danaher Public Filing without Danaher’s prior written consent. Prior to the release or filing thereof, Danaher will provide Envista with a draft of any portion of a Danaher Public Filing containing information relating to the Envista Group and will give Envista an opportunity to review such information and comment thereon; provided that Danaher will determine in its sole and absolute discretion the final form and content of all Danaher Public Filings.
Section 7.2    Auditors and Audits; Annual Statements and Accounting. Envista agrees that for so long as Danaher is required to consolidate the results of operations and financial position of Envista and/or any other members of the Envista Group or to account for its investment in Envista and/or any other members of the Envista Group under the equity method of accounting (determined in accordance with GAAP and consistent with Commission reporting requirements) (such period, which shall be extended if and for so long as any amendments to, or restatements or modifications of, any Danaher Public Filings made during such period are necessary, an “Applicable Period”), and for purposes of Section 7.2(a) only, for so long as services are being provided under the Transition Services Agreement, it shall comply with the following additional obligations:
(a)Selection of Envista Auditors. Unless required by Law or directed by Danaher, Envista will not select an accounting firm other than Ernst & Young LLP (or its affiliate accounting firms) to serve as its independent certified public accountants (“Envista Auditors”) without Danaher’s prior written consent. Notwithstanding the foregoing, Envista shall obtain the approval of Danaher prior to engaging Ernst & Young LLP (or its affiliate accounting firms) for any non-audit services, including any such services that may affect the accounting firm’s independence.
(b)Audit Timing. Beginning with the 2019 fiscal year, Envista will use its best efforts to enable Envista Auditors to complete their audit for the 2019 fiscal year such that they will date their opinion on the Annual Financial Statements on the same date that Danaher’s independent certified public accountants (“Danaher Auditors”) date their opinion on the Danaher Annual Statements, and to enable Danaher to meet its timetable for the printing, filing and public dissemination of the Danaher Annual Statements, all in accordance with Section 7.1(a) hereof and as required by applicable Law.
(c)Quarterly Review. Beginning in the 2019 fiscal year, Envista shall use its best efforts to enable Danaher Auditors to complete their quarterly review procedures on the Quarterly Financial Statements on the same date that Danaher Auditors complete their quarterly review procedures on Danaher’s quarterly financial statements.
(d)Information Needed by Danaher. Envista will provide to Danaher on a timely basis all information that Danaher requires to meet its schedule for the preparation, printing, filing, and public dissemination of the Danaher Annual Statements in accordance with Section 7.1(a) hereof and as required by applicable Law. Without limiting the generality of the foregoing, Envista will provide all required financial information with respect to the Envista Group to Envista Auditors in a sufficient and reasonable time and in sufficient detail to permit Envista Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Danaher Auditors with respect to information to be included or contained in the Danaher Annual Statements.
(e)Access to Envista Auditors. Envista will authorize Envista Auditors to make available to the Danaher Auditors both the personnel who performed, or are performing, the annual audit and quarterly reviews of Envista and work papers related to the annual audit and quarterly reviews of Envista, in all cases within a reasonable time prior to Envista Auditors’ opinion date, so that the Danaher Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Envista Auditors as it relates to the Danaher Auditors’ report on Danaher’s statements, all within sufficient time to enable Danaher to meet its timetable for the printing, filing and public dissemination of the Danaher Annual Statements.
(f)Access to Records. Envista will provide Danaher Auditors and Danaher’s other Representatives, including Danaher’s internal auditors, with access to the Envista Group’s books and records so that Danaher may conduct audits relating to the financial statements provided by Envista under this Agreement as well as to the internal accounting controls and operations of the Envista Group.
(g)Operating Review Process. Envista shall conduct its strategic and operational review process on a schedule that is consistent with that of Danaher’s. As a supplement to the information furnished by Envista to Danaher pursuant to Section 7.1, Envista shall allow Danaher to conduct its strategic and operational reviews of Envista through participation in meetings or other activities of the Envista Board by the Danaher Designees or otherwise as requested by Danaher outside of such meetings or other activities of the Envista Board. To facilitate Danaher’s participation in the process in this manner, Envista shall hold all of its regularly scheduled board meetings at which its strategic and operational reviews are discussed within a time frame consistent with Danaher’s strategic and operational review process. Envista shall also allow Danaher to conduct all other reviews of Envista’s operations, affairs, finances or results (other than those required to comply with applicable financial reporting requirements or its customary financial reporting practices) through participation in meetings or other activities of the Envista Board by the Danaher Designees or otherwise as requested by Danaher outside of such meetings or other activities of the Envista Board. In connection with strategic, operational or other reviews, relevant Danaher personnel other than the Danaher Designees may participate at Danaher’s invitation. Danaher will notify Envista in advance of any such additional attendees.
(h)Notice of Changes. Envista will give Danaher as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, Envista’s accounting estimates or accounting principles from those in effect on the Effective Date. Envista will consult with Danaher and, if requested by Danaher, Envista will consult with the Danaher Auditors with respect thereto. Envista will not make any such determination or changes without Danaher’s prior written consent if such a determination or a change would be sufficiently material to be required to be disclosed in Envista’s or Danaher’s financial statements as filed with the Commission or otherwise publicly disclosed therein.
(i)Accounting Changes Requested by Danaher. Notwithstanding clause (h) above, Envista will make any changes in its accounting practices or accounting principles, including any changes in the interpretation or application of GAAP, that are requested by Danaher in order for Envista’s accounting practices and principles to be consistent with those of Danaher.
(j)Special Reports of Deficiencies or Violations. Envista will report in reasonable detail to Danaher the following events or circumstances promptly (and in any event within forty-eight (48) hours) after any executive officer of Envista or any member of the Envista Board becomes aware of such matter: (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Envista’s ability to record, process, summarize and report financial information; (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Envista’s internal controls over financial reporting; (C) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act; and (D) any other material violation of Law (including any violation of law that an attorney representing any member of the Envista Group has formally reported to any officers or directors of Envista pursuant to the Commission’s attorney conduct rules (17 C.F.R. Part 205)).
Section 7.3    Envista Board Representation.
(a)Following the Effective Date, and for so long as the Danaher Group Beneficially Owns shares of Envista Common Stock representing, in the aggregate, a majority of the total voting power of the then outstanding Envista Voting Stock with respect to the election of directors, Danaher shall have the right to designate for nomination by the Envista Board (or any nominating committee thereof) for election to the Envista Board (each person so designated, a “Danaher Designee”) a majority of the members of the Envista Board, including the Chairman of the Board. For so long as the Danaher Group Beneficially Owns shares of Envista Common Stock representing, in the aggregate, less than a majority but at least 10% of the total voting power of the then outstanding Envista Voting Stock with respect to the election of directors, Danaher shall have the right to designate for nomination by the Envista Board (or any nominating committee thereof) for election to the Envista Board a proportionate number of Danaher Designees to the Envista Board, as calculated in accordance with Section 7.3(d). Notwithstanding anything to the contrary set forth herein, Envista’s obligations with respect to the election or appointment of Danaher Designees (i) shall be limited to the obligations set forth under this Section 7.3 and (ii) shall be further limited by Envista’s compliance with Law and any applicable Commission or stock exchange director independence requirements (giving effect to any “controlled company” exemption applicable thereto), provided that Envista otherwise exercises best efforts to comply therewith.
(b)For so long as the Danaher Group Beneficially Owns shares of Envista Common Stock representing, in the aggregate, a majority of the total voting power of the then outstanding Envista

Voting Stock with respect to the election of directors, Envista shall take advantage of all available “controlled company” exemptions under the rules of the stock exchange on which Envista’s shares are listed, including exemptions from compliance with certain corporate governance requirements relating to director independence. Commencing with the annual meeting of stockholders of Envista to be held in 2020 and prior to each annual meeting of stockholders of Envista thereafter, Danaher shall be entitled to present to the Envista Board or any nominating committee thereof for nomination thereby such number of Danaher Designees for election to the Envista Board (or if there is a classified board, the class of directors up for election) at such annual meeting as would result in Danaher having the appropriate number of Danaher Designees on the Envista Board as determined pursuant to this Section 7.3.
(c)Envista shall at all such times exercise all authority under applicable Law and cause all such Danaher Designees to be nominated for election as members of the Envista Board by the Envista Board (or any nominating committee thereof). Envista shall cause each Danaher Designee for election to the Envista Board to be included in the slate of nominees recommended by the Envista Board to holders of Envista Common Stock (including at any special meeting of stockholders held for the election of directors) and shall use best efforts to cause the election of each such Danaher Designee, including soliciting proxies in favor of the election of such persons. In the event that any Danaher Designee elected to the Envista Board shall cease to serve as a director for any reason, the vacancy resulting therefrom shall be filled by the Envista Board with a substitute Danaher Designee. In the event that as a result of any increase in the size of the Envista Board, Danaher is entitled to have one or more additional Danaher Designees elected to the Envista Board pursuant to this Section 7.3, the Envista Board shall appoint the appropriate number of such additional Danaher Designees.
(d)If at any time the Danaher Group Beneficially Owns shares of Envista Common Stock representing, in the aggregate, less than a majority but at least 10% of the total voting power of the then outstanding Envista Voting Stock with respect to the election of directors, the number of persons Danaher shall be entitled to designate for nomination by the Envista Board (or any nominating committee thereof) for election to the Envista Board shall be equal to the number of directors computed using the following formula (rounded to the nearest whole number): the product of (i) the percentage of the total voting power of the then outstanding Envista Voting Stock Beneficially Owned by the Danaher Group and (ii) the number of directors then on the Envista Board (assuming no vacancies exist). Notwithstanding the foregoing, if the calculation set forth in the foregoing sentence would result in Danaher being entitled to elect a majority of the members of the Envista Board solely as a result of rounding, the formula will be recalculated with the product being rounded down to the nearest whole number; provided, however, that if the Danaher Group, at any time, acquires additional shares of Envista Common Stock so that the Danaher Group Beneficially Owns shares of Envista Common Stock representing, in the aggregate, a majority of the total voting power of the then outstanding Envista Voting Stock with respect to the election of directors, then the number of persons Danaher shall be entitled to designate for nomination by the Envista Board (or any nominating committee thereof) for election to the Envista Board shall be adjusted upward, if appropriate as a result of rounding, in accordance with the provisions of this Section 7.3(d). If the number of Danaher Designees serving on the Envista Board exceeds the number determined pursuant to the foregoing sentences of this Section 7.3(d) (such difference being herein called the “Excess Director Number”), then Danaher in its sole discretion shall instruct such Danaher Designees (the number of which designees shall be equal to the Excess Director Number) to promptly resign from the Envista Board, and, to the extent such persons do not so resign, Danaher shall assist Envista in increasing the size of the Envista Board, so that after giving effect to such increase, the number of Danaher Designees on the Envista Board is in accordance with the provisions of this Section 7.3(d).
(e)The Parties agree that the Envista Board shall consist of three classes of directors at the Effective Time, which shall include three (3) Danaher Designees in Class I and two (2) Danaher Designee in Class III, as set forth in the IPO Registration Statement.
Section 7.4    Committees. As of the Effective Date and for so long as the Danaher Group Beneficially Owns shares of Envista Common Stock representing, in the aggregate, a majority of the total voting power of the then outstanding Envista Voting Stock with respect to the election of directors, any committee of the Envista Board shall, unless Danaher consents otherwise, be composed of directors at least a majority of which are Danaher Designees; provided that the Danaher Designees on any committee of the Envista Board shall comply with the applicable director independence requirements under applicable Law, after taking into account all available “controlled company” exemptions under the rules of the stock exchange on which Envista’s shares are listed. As of the Effective Date and for so long as the Danaher Group Beneficially Owns shares of Envista Common Stock representing, in the aggregate, less than a majority but at least 10% of the total voting power of the then outstanding Envista Voting Stock with respect to the election of directors, each committee of the Envista Board shall, unless Danaher consents otherwise, include at least one Danaher Designee; provided that the Danaher Designees on any committee of the Envista Board shall comply with the applicable director independence requirements under applicable Law.
Section 7.5    Other Covenants. In addition to the other covenants contained in this Agreement and the Ancillary Agreements, Envista hereby covenants and agrees that, for so long as Danaher Beneficially Owns shares of Envista Common Stock representing, in the aggregate, a majority of the total voting power of the then outstanding Envista Voting Stock with respect to the election of directors:
(a)    Envista will not, without the prior written consent of Danaher, take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the Law of any state, which has the effect, directly or indirectly, of restricting or limiting the ability of Danaher to freely sell, transfer, assign, pledge or otherwise dispose of shares of Envista Common Stock or would restrict or limit the rights of any transferee of Danaher as a holder of Envista Common Stock. Without limiting the generality of the foregoing, Envista will not, without the prior written consent of Danaher, (i) adopt or thereafter amend, supplement, restate, modify or alter any stockholder rights plan in any manner that would result in (A) an increase in the ownership of Envista Common Stock by Danaher causing the rights thereunder to detach or become exercisable and/or (B) Danaher and its transferees not being entitled to the same rights thereunder as other holders of Envista Common Stock or (ii) take any action, or take any action to recommend to its stockholders any action, which would among other things, limit the legal rights of, or deny any benefit to, Danaher as an Envista stockholder either (A) solely as a result of the amount of Envista Common Stock owned by Danaher or (B) in a manner not applicable to Envista stockholders generally.
(b)    Except with respect to the aggregate number of shares of Envista Common Stock approved by the Envista Board and its stockholders pursuant to the Envista 2019 Omnibus Incentive Plan, Envista will not, without the prior written consent of Danaher, issue any Envista Securities; provided, that in no case shall any issuance (including any issuance of Envista Securities pursuant to the Envista 2019 Omnibus Incentive Plan or any other benefit plans or arrangements approved by the Envista Board) result in Danaher owning directly or indirectly less than (i) a majority of the outstanding shares of Envista Common Stock (on a fully-diluted basis) or (ii) 80% of the total voting power of the then outstanding Envista Voting Stock (on a fully-diluted basis) with respect to the election of directors. Prior to the Disposition Date, Envista shall not, without the prior written consent of Danaher issue any share of Envista Non-Voting Stock.
(c)    To the extent that Danaher is a party to any Contracts that provide that certain actions or inactions of Danaher Affiliates (which for purposes of such Contract include any member of the Envista Group) may result in Danaher being in breach of or in default under such Contracts and Danaher has advised Envista of the existence, and has furnished Envista with copies, of such Contracts (or the relevant portions thereof), Envista will not take or fail to take, as applicable, and Envista will cause the other members of the Envista Group not to take or fail to take, as applicable, any actions that reasonably could result in Danaher being in breach of or in default under any such Contract. The Parties acknowledge and agree that from time to time Danaher may in good faith enter into additional Contracts or amendments to existing Contracts that provide that certain actions or inactions of Danaher Subsidiaries or Affiliates (including, for purposes of this Section 7.5(c), members of the Envista Group) may result in Danaher being in breach of or in default under such Contracts. In such event, provided Danaher has notified Envista of such additional Contracts or amendments to existing Contracts, Envista will not thereafter take or fail to take, as applicable, and Envista will cause the other members of the Envista Group not to take or fail to take, as applicable, any actions that reasonably could result in Danaher being in breach of or in default under any such additional Contracts or amendments to existing Contracts. Danaher acknowledges and agrees that Envista will not be deemed in breach of this Section 7.5(c) to the extent that, prior to being notified by Danaher of an additional Contract or an amendment to an existing Contract pursuant to this Section 7.5(c), an Envista Group member already has taken or failed to take one or more actions that would otherwise constitute a breach of this Section 7.5(c) had such action(s) or inaction(s) occurred after such notification; provided that Envista does not, after notification by Danaher, take any further action or fail to take any action that contributes further to such breach or default. Envista agrees that any Information provided to it pursuant to this Section 7.5(c) will constitute Information that is subject to Envista’s obligations under Article VI.
(d)    For the duration of the Transition Services Agreement (but only to the extent that the Services provided by Danaher under the Transition Services Agreement relate to making payments on Envista’s behalf, maintenance of books and records, or otherwise present, in Danaher’s judgment, a potential risk to Danaher under any applicable anti-corruption Law):
(i)Envista will, and will cause each other member of the Envista Group to, not take any action directly or indirectly to (A) offer or pay, or authorize the offer or payment of, any money or anything of value, or (B) accept any payment referred to in clause (A), in each case, in order to improperly or corruptly seek to influence any Government Official or any other person in order to gain an improper advantage;
(ii)Envista will, and will cause each other member of the Envista Group to, implement, maintain and enforce a compliance and ethics program in substance and form and effectiveness reasonably equivalent to Danaher’s compliance and ethics program, designed to prevent and detect violations of applicable anti-corruption Laws throughout its operations (including Subsidiaries) and the operations of its contractors and sub-contractors; and
(iii)Envista will, and will cause each other member of the Envista Group to, implement, maintain and enforce, a system of adequate internal accounting controls designed to ensure the making and keeping of fair and accurate books, records and accounts.
Section 7.6    Danaher Policies and Procedures. Prior to the Disposition Date and except as (a) otherwise agreed between the parties hereto from time to time, (b) set forth on Schedule 7.6 or (c) set forth in any Ancillary Agreement, Envista consistently will implement and maintain Danaher’s business practices and standards in accordance with the Danaher policies and procedures in effect as of the Effective Date, as they may be amended or supplemented by Danaher from time to time (and, in any such event, Danaher shall provide notice to Envista of any such amendment or supplement in accordance with Section 10.6). Notwithstanding the foregoing, Envista may apply materiality thresholds that are lower than those contained in any such Danaher policy and procedure. Notwithstanding anything contained in this Section 7.6 to the contrary, in circumstances where a provision of the Charter or the Bylaws or any Ancillary Agreement, on the one hand, and a Danaher policy applicable to Subsidiaries of Danaher, on the other hand, would each apply, the provision in the Charter or the Bylaws or the Ancillary Agreement shall control with respect to Envista and its Subsidiaries. For the avoidance of doubt, it is understood and agreed that neither Danaher nor any member of the Danaher Group shall be subject to any policies or procedures implemented by Envista, including any policies, procedures or limitations (other than any applicable Laws) with respect to trading in Envista’s securities.
Section 7.7    Covenants Regarding the Incurrence of Indebtedness.
(a)    Envista covenants and agrees that, from and after the Effective Date until the Disposition Date, Envista will not, and Envista will not permit any other member of the Envista Group to, without Danaher’s prior written consent, directly or indirectly, incur any Envista Debt Obligations other than pursuant to Envista Financing Arrangements and such other unsecured and uncommitted lines of credit made available to members of the Envista Group as of the Effective Date.
(b)    In order to implement this Section 7.7, Envista will notify Danaher in writing as promptly as practicable following the time it or any other member of the Envista Group determines it wishes to incur any Envista Debt Obligations for which Danaher’s prior written consent is required.
Section 7.8    Applicability of Rights in the Event of an Acquisition of Envista. In the event Envista merges into, consolidates, sells substantially all of its assets to or otherwise becomes an Affiliate of a Person (other than Danaher), pursuant to a transaction or series of related transactions in which Danaher or any member of the Danaher Group receives equity securities of such Person (or of any Affiliate of such Person) in exchange for Envista Common Stock held by Danaher or any member of the Danaher Group, all of the rights of Danaher set forth in this Article VII shall continue in full force and effect and shall apply to the Person the equity securities of which are received by Danaher pursuant to such transaction or series of related transactions (it being understood that all other provisions of this Agreement will apply to Envista notwithstanding this Section 7.8). Envista agrees that, without the consent of Danaher, it will not enter into any Contract which will have the effect set forth in the first clause of the preceding sentence, unless such Person agrees to be bound by the foregoing provision.
Section 7.9    Transfer of Danaher’s Rights Under Article VII. Danaher may transfer all or any portion of its rights under this Article VII to a transferee of any Envista Common Stock from any member of the Danaher Group (a “Danaher Transferee”) holding at least 10% of the voting power of all of the outstanding shares of Envista Common Stock. Danaher shall give written notice to Envista of its transfer of rights under this Article VII no later than thirty (30) days after Danaher enters into a binding agreement for such transfer of rights. Such notice shall state the name and address of the Danaher Transferee and identify the amount of Envista Common Stock transferred and the scope of rights being transferred under this Article VII. In connection with any such transfer, the term “Danaher” as used in this Article VII shall, where appropriate to give effect to the assignment of rights and obligations hereunder to such Danaher Transferee, be deemed to refer to such Danaher Transferee. Danaher and any Danaher Transferee may exercise the rights under this Article VII in such priority, as among themselves, as they shall agree upon among themselves, and Envista shall observe any such agreement of which it shall have notice as provided above.

ARTICLE VIII
DISPUTE RESOLUTION
Section 8.1    Negotiation. In the event of a controversy, dispute or Action arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or the Ancillary Agreements or otherwise arising out of, or in any way related to, this Agreement or the Ancillary Agreements or the transactions contemplated hereby, including any Action based on contract, tort, statute or constitution (collectively, “Disputes”), the general counsels of the Parties (or such other individuals designated by the respective general counsels) and/or the executive officers designated by the Parties shall negotiate for a reasonable period of time to settle such Dispute; provided, that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed sixty (60) days (the “Negotiation Period”) from the time of receipt by a Party of written notice of such Dispute (“Dispute Notice”) and settlement of such Dispute pursuant to this Section 8.1 shall be confidential, and no written or oral statements or offers made by the Parties during such settlement negotiations shall be admissible for any purpose in any subsequent proceedings, including any arbitration proceeding pursuant to Section 8.2; provided further, that in the event of any arbitration in accordance with Section 8.2 hereof, the Parties shall not assert the defenses of statute of limitations and laches arising during the period beginning after the date of receipt of the Dispute Notice, and any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Dispute has been resolved.
Section 8.2    Arbitration. If the Dispute has not been resolved for any reason after the Negotiation Period, such Dispute shall be submitted to final and binding arbitration administered in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect (the “Rules”), except as modified herein.
(a)The arbitration shall be conducted by a three-member arbitral tribunal (the “Arbitral Tribunal”). The claimant shall nominate one arbitrator in accordance with the Rules, and the respondent shall nominate one arbitrator in accordance with the Rules within twenty-one days (21) after the appointment of the first arbitrator. The third arbitrator, who shall serve as chair of the Arbitral Tribunal, shall be jointly nominated by the two party-nominated arbitrators within twenty-one (21) days of the confirmation of the appointment of the second arbitrator. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking procedure in the Rules.
(b)The arbitration shall be held, and the award shall be rendered, in New York, New York, in the English language.
(c)For the avoidance of doubt, by submitting their dispute to arbitration under the Rules, the Parties expressly agree that all issues of arbitrability, including all issues concerning the propriety and timeliness of the commencement of the arbitration (including any defense based on a statute of limitation, if applicable), the jurisdiction of the Arbitral Tribunal, and the procedural conditions for arbitration, shall be finally and solely determined by the Arbitral Tribunal.
(d)Without derogating from Section 8.2(e) below, the Arbitral Tribunal shall have the full authority to grant any pre-arbitral injunction, pre-arbitral attachment, interim or conservatory measure or other order in aid of arbitration proceedings (“Interim Relief”). The Parties shall exclusively submit any application for Interim Relief to only: (A) the Arbitral Tribunal; or (B) prior to the constitution of the Arbitral Tribunal, an Emergency Arbitrator appointed in the manner provided for in the Rules. Any Interim Relief so issued shall, to the extent permitted by applicable Law, be deemed a final arbitration award for purposes of enforceability, and, moreover, shall also be deemed a term and condition of this Agreement subject to specific performance in Section 8.3 below. The foregoing procedures shall constitute the exclusive means of seeking Interim Relief, provided, however, that (i) the Arbitral Tribunal shall have the power to continue, review, vacate or modify any Interim Relief granted by an Emergency

Arbitrator; (ii) in the event an Emergency Arbitrator or the Arbitral Tribunal issues an order granting, denying or otherwise addressing Interim Relief (a “Decision on Interim Relief”), any Party may apply to enforce or require specific performance of such Decision on Interim Relief in any court of competent jurisdiction; and (iii) either Party shall retain the right to apply for freezing orders to prevent the improper dissipation of transfer of assets to a court of competent jurisdiction.
(e)The Arbitral Tribunal shall have the power to grant any remedy or relief that it deems just and equitable and that is in accordance with the terms of this Agreement, including specific performance and temporary or final injunctive relief, provided, however, that the Arbitral Tribunal shall have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Ancillary Agreement, nor any right or power to award punitive, exemplary or treble damages.
(f)The Arbitral Tribunal shall have the power to allocate the costs and fees of the arbitration, including reasonable attorneys’ fees and costs as well as those costs and fees addressed in the Rules, between the Parties in the manner it deems fit.
(g)Arbitration under this Article VIII shall be the sole and exclusive remedy for any Dispute, and any award rendered thereby shall be final and binding upon the Parties as from the date rendered. Judgment on the award rendered by the Arbitral Tribunal may be entered in any court having jurisdiction thereof, including any court having jurisdiction over the relevant Party or its Assets.
Section 8.3    Specific Performance. From and after the Effective Date, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Parties agree that the Party or Parties to this Agreement or such Ancillary Agreement who are or are to be thereby aggrieved shall, subject and pursuant to the terms of this Article VIII (including for the avoidance of doubt, after compliance with all notice and negotiation provisions herein), have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Effective Date, the remedies at law for any breach or threatened breach of this Agreement or any Ancillary Agreement, including monetary damages, are inadequate compensation for any Indemnifiable Loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.
Section 8.4    Treatment of Arbitration. The Parties agree that any arbitration hereunder shall be kept confidential, and that the existence of the proceeding and all of its elements (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall be deemed confidential, and shall not be disclosed beyond the Arbitral Tribunal, the Parties, their counsel, and any Person necessary to the conduct of the proceeding, except as and to the extent required by law and to defend or pursue any legal right. In the event any Party makes application to any court in connection with this Section 8.4 (including any proceedings to enforce a final award or any Interim Relief), that party shall take all steps reasonably within its power to cause such application, and any exhibits (including copies of any award or decisions of the Arbitral Tribunal or Emergency Arbitrator) to be filed under seal, shall oppose any challenge by any third party to such sealing, and shall give the other Party immediate notice of such challenge.
Section 8.5    Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article VIII with respect to all matters not subject to such dispute resolution.
Section 8.6    Consolidation. The arbitrator may consolidate an arbitration under this Agreement with any arbitration arising under or relating to the Ancillary Agreements or any other agreement between the Parties entered into pursuant hereto, as the case may be, if the subject of the Disputes thereunder arises out of or relates essentially to the same set of facts or transactions. Such consolidated arbitration shall be determined by the arbitrator appointed for the arbitration proceeding that was commenced first in time.

ARTICLE IX
INSURANCE
Section 9.1    Insurance Matters.
(a)Envista acknowledges and agrees that, from and after the Effective Time, neither Envista nor any member of the Envista Group shall have any rights to or under any Policies of Danaher, including the Company Policies, other than (x) any insurance policies acquired prior to the Effective Time directly by and in the name of Envista or a member of the Envista Group and that provide coverage solely for one or more members of the Envista Group, or (y) as expressly provided in Section 5.7 or this Article IX.
(b)Notwithstanding Section 9.1(a), from and after the Effective Time, with respect to any Liability accrued and/or incurred by Envista or its predecessors prior to the Effective Time, Danaher may, at its sole discretion, provide Envista with access to, and, if and to the extent determined by Danaher in its discretion, Envista and Danaher may jointly make claims under, the Company Policies if and solely to the extent that the terms of such policies provide for such coverage to Envista or its predecessors with respect to any Envista Liabilities accrued and/or incurred prior to the Effective Time, and subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses, and subject to the following additional conditions:
(i)Envista shall inform Danaher of any potential claim under any of the Company Policies with regard to any Envista Liability and Danaher shall determine whether and at what time to report any such claims under such Company Policies directly to the applicable insurance company, and to submit a claim for coverage thereunder, and Danaher shall provide a copy of all such claim reports and submissions to Envista; provided, that with respect to any such claims, Envista shall provide Danaher with the information regarding the claims and provide recommendations with regard to the reporting and submission of such claims, and Danaher shall consult with Envista with regard to the timing thereof;
(ii)If and to the extent that Envista is the sole entity recovering insurance proceeds under one or more of the Company Policies in respect of a particular claim for coverage, Envista shall exclusively bear and be responsible for (and Danaher shall have no obligation to repay or reimburse Envista for) and pay the applicable insurers as required under the applicable Company Policies for any and all costs as a result of having access to, or making claims under, such Policies, including any amounts of deductibles and self-insured retention associated with such claims, claim handling and administrative costs, collateral requirements and costs, Taxes, surcharges, additional premiums, state assessments, reinsurance costs, and other related costs, relating to all open, closed or re-opened claims covered by the applicable Policies, whether such claims are made by Envista, its employees or third parties, and Envista shall indemnify, hold harmless and reimburse Danaher for any such amounts incurred by Danaher to the extent resulting from any access to, any claims made by Envista under, any Company Policies provided pursuant to this Section 9.1. If Danaher and Envista jointly make a claim for coverage under the Company Policies for amounts that have been or may in the future be incurred partially by Danaher and partially by Envista, at the sole discretion of Danaher, any insurance recovery resulting therefrom may first be allocated to reimburse Danaher and/or Envista for their respective costs, legal and consulting fees, and other out-of-pocket expenses incurred in pursuing such insurance recovery, with the remaining net proceeds from the insurance recovery to be allocated as between Danaher and Envista in a manner at the sole discretion of Danaher at or near the time of such recovery;
(iii)Envista shall exclusively bear (and Danaher shall have no obligation to repay or reimburse Envista for) and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts, incurred from and after the Effective Time, of all such claims pursued by Envista under the Company Policies as provided for in this Section 9.1(b); and

(iv)in connection with making any joint claim under any Company Policies pursuant to this Section 9.1(b), Danaher shall control the administration of all such claims, including the timing of any assertion and pursuit of coverage, and Envista shall not take any action that would be reasonably likely to: (A) have an adverse impact on the then-current relationship between Danaher and the applicable insurance company; (B) result in the applicable insurance company terminating or reducing coverage to Danaher or Envista, or increasing the amount of any premium owed by Danaher under the applicable Company Policies; (C) otherwise compromise, jeopardize or interfere with the rights of Danaher under the applicable Company Policies or (D) otherwise compromise or impair Danaher’s ability to enforce its rights with respect to any indemnification under or arising out of this Agreement, and Danaher shall have the right, in its sole discretion, to cause Envista to desist from any action that Danaher determines, in its sole discretion, would compromise or impair Danaher’s rights in accordance with this clause (D).
At all times, Danaher and Envista shall, subject to the limitations set forth in Section 6.5, cooperate with reasonable requests for information by the other Party or the insurance companies regarding any such insurance policy claim.
(c)Notwithstanding Section 9.1(b), from and after the Effective Time, any director or officer of Envista or any member of the Envista Group who served as a director or officer of Danaher or any member of the Danaher Group prior to the Effective Time shall be entitled to pursue coverage under the director and officer liability insurance policies maintained by Danaher or any member of the Danaher Group to the extent that such policies provide coverage for such director’s or officer’s acts and omissions in his or her respective capacity as director or officer of Danaher or any member of the Danaher Group prior to the Effective Time, subject to the terms and conditions of such policies (including but not limited to any limits on coverage or scope, any deductibles or retention amounts and other fees and expenses).
(d)Any payments, costs and adjustments required pursuant to Section 9.1(b) shall at Danaher’s election either be billed by Danaher to Envista on a monthly basis and Envista shall pay such billed payments, costs and adjustments to Danaher within sixty (60) days from receipt of invoice, or billed directly by the applicable third party to Envista. If Danaher incurs costs to enforce Envista’s obligations under this Section 9.1, Envista agrees to indemnify Danaher for such enforcement costs, including reasonable attorneys’ fees.
(e)Notwithstanding anything to the contrary in this Agreement, from and after the Effective Time, neither Envista nor any member of the Envista Group shall have any rights or claims against or with respect to any self-insurance or captive insurance company arrangement of Danaher or any member of the Danaher Group. In addition, as of the Effective Time, Envista, for itself and each member of the Envista Groups does hereby remise, release and forever discharge Danaher and the other members of the Danaher Group of any rights or claims against or with respect to any self-insurance or captive insurance company arrangement of Danaher or any member of the Danaher Group.
(f)At the Effective Time, Envista shall have in effect all insurance programs required to comply with Envista’s statutory obligations.
(g)This Agreement shall not be considered as an attempted assignment of any policy of insurance in its entirety, nor is it considered to be itself a contract of insurance, and further this Agreement shall not be construed to waive any right or remedy of Danaher under or with respect to any of the Company Policies and programs or any other contract or policy of insurance, and Danaher reserves all of its rights under such Policies.
(h)Danaher shall not be liable to Envista for claims not reimbursed by insurers for any reason not within the control of Danaher, including coinsurance provisions, deductibles, quota share deductibles, exhaustion of aggregates, self-insured retentions, bankruptcy or insolvency of an insurance carrier, Company Policy limitations or restrictions, any coverage disputes, any failure to timely claim by Danaher or any defect in such claim or its processing.
(i)In the event that Insured Claims of more than one Party exist relating to the same occurrence, the relevant Parties shall jointly defend and waive any conflict of interest to the extent necessary to the conduct of the joint defense. Nothing in this Section 9.1(i) shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those obligations under Article V, including those created by this Agreement, by operation of law or otherwise.
(j)In the event of any Action by any Party (or both of the Parties) to recover or obtain insurance proceeds, or to defend against any Action by an insurance carrier to deny any Policy benefits, both Parties may join in any such Action and be represented by joint counsel and both Parties shall waive any conflict of interest to the extent necessary to conduct any such Action. Nothing in this Section 9.1(j) shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created under Article V of this Agreement or otherwise, by operation of Law, or otherwise.
(k)Notwithstanding anything contained in this Section 9.1, to the extent Danaher has entered into or agrees to enter into, whether on its own or with respect to the any arrangement provided for under this Section 9.1, any settlement agreement or other arrangement with any insurance provider regarding coverage under any Company Policy that provides for any limitation of coverage or release of such insurance provider with regard to any coverage thereunder, whether in whole or in part (collectively, the “Released Insurance Matters”), Envista agrees that it shall (i) abide by the terms of and, to the extent required, consent to, any such settlement or arrangement relating to the Released Insurance Matters as a condition to receiving any coverage under any Company Policy related thereto, (ii) have no rights to any such coverage under the Company Policies with respect to any Released Insurance Matters and (iii) make no claims under any Company Policies with respect to any Released Insurance Matters.
(l)Notwithstanding anything contained in this Section 9.1, from and after the Effective Time, Envista shall maintain the insurance policies set forth in Schedule 9.1(l).
Section 9.2    Certain Matters Relating to Danaher’s Organizational Documents. From the Effective Time until six (6) years from the Disposition Date, the certificate of incorporation and bylaws of Envista shall contain provisions no less favorable with respect to indemnification of directors and officers than those set forth in the Charter or Bylaws, which provisions shall not be amended, repealed or otherwise modified for such period in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were indemnified under the Charter or Bylaws, unless such amendment, repeal, or other modification shall be required by Law and then only to the minimum extent required by Law or approved by Envista’s stockholders.

ARTICLE X
MISCELLANEOUS
Section 10.1    Entire Agreement; Construction. This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of (a) this Agreement and the provisions of any Ancillary Agreement or Continuing Arrangement, such Ancillary Agreement or Continuing Arrangement shall control (except with respect to any Conveyancing and Assumption Instruments, in which case this Agreement shall control) and (b) this Agreement and any agreement which is not an Ancillary Agreement, this Agreement shall control unless specifically stated otherwise in such agreement. For the avoidance of doubt, the Conveyancing and Assumption Instruments are intended to be ministerial in nature and only to effect the transactions contemplated by this Agreement with respect to the applicable local jurisdiction and shall not expand or modify the rights and obligations of the Parties or their Affiliates under this Agreement or any of the Ancillary Agreements that are not Conveyancing and Assumption Instruments. Except as expressly set forth in this Agreement or any Ancillary Agreement: (i) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Matters Agreement; and (ii) for the avoidance of doubt, in the event of any conflict between this Agreement or any Ancillary Agreement, on the one hand, and the Tax Matters Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Matters Agreement shall govern.
Section 10.2    Ancillary Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.
Section 10.3    Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.
Section 10.4    Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.
Section 10.5    Expenses.
(a)Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all out-of-pocket fees and expenses incurred at or prior to the Effective Time by any member of the Danaher Group or the Envista Group that Danaher determines, in its sole and absolute discretion, are in connection with, or as required by, the preparation, execution, delivery and implementation of this Agreement, any Ancillary Agreement and the IPO Registration Statement and the consummation of the Internal Reorganization, the Contribution and the IPO (the “Transaction-related Expenses”) shall be borne and paid by Danaher; provided, that all costs and expenses other than the Transaction-related Expenses incurred at or prior to the Effective Time with respect to any third party vendors or services provided to or for the benefit of any member of the Envista Group shall be borne and paid by Envista; provided further, that notwithstanding anything herein to the contrary, all costs and expenses incurred with respect to the services listed on Schedule 10.5(a) shall not be deemed Transaction-related Expenses and shall be borne and paid by Envista.
(b)The Danaher Group shall have no responsibility for, and Envista shall indemnify the Danaher Group in respect of, any out-of-pocket fees and expenses incurred following the Effective Time in connection with, or as required by, the preparation, execution, delivery and implementation of this Agreement any Ancillary Agreement and the IPO Registration Statement and the consummation of the Internal Reorganization, the Contribution and the IPO (except to the extent such fees and expenses were incurred in connection with services expressly requested by Danaher in writing following the Effective Time).
(c)Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, any costs and expenses incurred in obtaining any Consents or novation from a third party in connection with the assignment to or assumption by a Party or its Subsidiary of any Contracts in connection with the Internal Reorganization, the Contribution or the IPO shall be borne by the Party or its Subsidiary to which such Contract is being assigned.
(d)Except as set forth in Section 10.5(b), with respect to any expenses incurred pursuant to a request for further assurances granted under Section 2.8, the Parties agree that any and all fees and expenses incurred by either Party shall be borne and paid by the requesting Party; it being understood that no Party shall be obliged to incur any third party accounting, consulting, advisor, banking or legal fees, costs or expenses, and the requesting Party shall not be obligated to pay such fees, costs or expenses, unless such fee, cost or expense shall have had the prior written approval of the requesting Party. Notwithstanding the foregoing, each Party shall be responsible for paying its own internal fees, costs and expenses (e.g., salaries of personnel). With respect to any fees, costs and expenses incurred by either Party in satisfying its obligations under Section 7.1 or Section 7.2, the requesting Party shall be responsible for the other Party’s fees, costs and expenses.
Section 10.6    Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.6):
To Danaher:
Danaher Corporation
2200 Pennsylvania Ave., NW - Suite 800W
Washington, DC 20037-1701
Attn: General Counsel
To Envista:
Envista Holdings Corporation
200 S. Kraemer Blvd., Building E
Brea, California 92821
Attn: General Counsel
Section 10.7    Waivers. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group).
Section 10.8    Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable to (i) with respect to Danaher, an Affiliate of Danaher, or (ii) a bona fide third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party to this

Agreement; provided however that in the case of each of the preceding clauses (i) and (ii), no assignment permitted by this Section 10.8 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.
Section 10.9    Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.
Section 10.10    Termination and Amendment. This Agreement (including Article V hereof) may be terminated, modified or amended at any time prior to the Disposition Date by and in the sole discretion of Danaher without the approval of Envista or the stockholders of Danaher. In the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person. After the Disposition Date, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by Danaher and Envista.
Section 10.11    Payment Terms.
(a)    Except as set forth in Article V or as otherwise expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group), on the one hand, to the other Party (and/or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within sixty (60) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.
(b)    Except as set forth in Article V or as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within sixty (60) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate, from time to time in effect, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.
(c)    Without the consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by either Danaher or Envista under this Agreement shall be made in US Dollars. Except as expressly provided herein, any amount which is not expressed in US Dollars shall be converted into US Dollars by using the exchange rate published on Bloomberg at 5:00 pm Eastern Standard time (EST) on the day before the relevant date or in the Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder or under any Ancillary Agreement may be denominated in a currency other than US Dollars, the amount of such payment shall be converted into US Dollars on the date in which notice of the claim is given to the Indemnifying Party.
Section 10.12    Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Effective Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.
Section 10.13    Third Party Beneficiaries. Except (i) as provided in Article V relating to Indemnitees and for the release under Section 5.1 of any Person provided therein and (ii) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of Action or other right in excess of those existing without reference to this Agreement.
Section 10.14    Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.15    Exhibits and Schedules.
(a)    The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the Danaher Group or the Envista Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the Danaher Group or the Envista Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any Exhibit or Schedule is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists.
(b)    Subject to the prior written consent of the other Party (not to be unreasonably withheld or delayed), each Party shall be entitled to update the Schedules from and after the date hereof until the Effective Time.
Section 10.16    Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.
Section 10.17    Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 10.18    Public Announcements. From and after the Effective Time, Danaher and Envista shall consult with each other before issuing, and give each other the opportunity to review and comment upon, that portion of any press release or other public statements that relates to the transactions contemplated by this Agreement or the Ancillary Agreements, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange; (b) for disclosures made that are substantially consistent with disclosure contained in any IPO Disclosure Document; or (c) as may pertain to disputes between one Party or any member of its Group, on one hand, and the other Party or any member of its Group, on the other hand.
Section 10.19    Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.
Section 10.20    No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 5.2; Section 5.3; and Section 5.4).
Section 10.21    Tax Treatment of Payments. Unless otherwise required by a Final Determination, this Agreement or the Tax Matters Agreement or otherwise agreed to among the Parties, for U.S. federal Tax purposes, any payment made pursuant to this Agreement (other than any payment of interest pursuant to Section 10.11) by: (i) Envista to Danaher shall be treated for all Tax purposes as a distribution by Envista to Danaher with respect to stock of Envista occurring on or immediately before the Effective Date; or (ii) Danaher to Envista shall be treated for all Tax purposes as a tax-free contribution by Danaher to Envista with respect to its stock occurring on or immediately before the Effective Date; and in each case, no Party shall take any position inconsistent with such treatment. In the event that a Taxing Authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as set forth in the preceding sentence, such Party shall use its commercially reasonable efforts to contest such challenge. Notwithstanding the foregoing, Danaher shall notify Envista if it determines that any payment made pursuant to this Agreement is to be treated, for any Tax purposes, as a payment made by one Party acting as an agent of one of such Party’s Subsidiaries to the other Party acting as an agent of one of such other Party’s Subsidiaries, and the Parties agree to treat any such payment accordingly.
Section 10.22    No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder or under the other Ancillary Agreements shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 10.23    No Admission of Liability. The allocation of Assets and Liabilities herein (including on the Schedules hereto) is solely for the purpose of allocating such Assets and Liabilities between Danaher and Envista and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any third party, including with respect to the Liabilities of any non-wholly owned subsidiary of Danaher or Envista.
Section 10.24    Advisors. It is acknowledged and agreed by each of the Parties that Danaher, on behalf of itself and the other members of the Danaher Group, has retained each of the Persons identified on Schedule 10.24 to act as counsel in connection with this Agreement, the Ancillary Agreements, the Internal Reorganization, the Contribution, the IPO and the other transactions contemplated hereby and thereby and that the Persons listed on Schedule 10.24 have not acted as counsel for Envista or any other member of the Envista Group in connection with this Agreement, the Ancillary Agreements, the Internal Reorganization, the Contribution, the IPO and the other transactions contemplated hereby and thereby and that none of Envista or any member of the Envista Group has the status of a client of the Persons listed on Schedule 10.24 for conflict of interest or any other purposes as a result thereof. Envista hereby agrees, on behalf of itself and each other member of the Envista Group that, in the event that a dispute arises after the Effective Time in connection with this Agreement, the Ancillary Agreements, the Internal Reorganization, the Contribution, the IPO and/or any of the other transactions contemplated hereby and thereby between Danaher and Envista or any of the members of their respective Groups, each of the Persons listed on Schedule 10.24 may represent any or all of the members of the Danaher Group in such dispute even though the interests of the Danaher Group may be directly adverse to those of the Envista Group. Envista further agrees, on behalf of itself and each other member of the Envista Group that, with respect to this Agreement, the Ancillary Agreements, the Internal Reorganization, the Contribution, the IPO and the other transactions contemplated hereby and thereby, the attorney-client privilege and the expectation of client confidence belongs to Danaher or the applicable member of the Danaher Group and may be controlled by Danaher or such member of the Danaher Group and shall not pass to or be claimed by Envista or any member of the Envista Group. Without limiting the foregoing, Envista acknowledges and agrees that each of Skadden, Arps, Slate, Meagher & Flom, LLP, WilmerHale, DLA Piper and Davis Polk & Wardwell LLP is representing Danaher, and not Envista, in connection with the transactions contemplated hereby.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

DANAHER CORPORATION

By:
Name:
Title:

ENVISTA HOLDINGS CORPORATION

By:
Name:
Title:

[Separation Agreement Signature Page]